Exhibit 10.7
INDUSTRIAL LEASE AGREEMENT

THIS INDUSTRIAL LEASE AGREEMENT (this “Lease”) dated for references purposes only is made between PS Business Parks, L.P., a California limited partnership (“Landlord”), and Luminex Corporation, a Delaware corporation (“Tenant”), as of September 30, 2014 (the “date of this Lease”).
BASIC LEASE INFORMATION

PREMISES:
Approximately 162,117 rentable square feet comprised of (i) 53,925 rentable square feet commonly known as Suites 110, 120, 122, 125, 130, 145, and 150, in the McNeil 3 Building (defined below); (ii) 35,450 rentable square feet commonly known as Suites H, K, and K1, in the McNeil 4 Building; (iii) 44,378 rentable square feet commonly known as Suite A, in the McNeil 5 Building; and (iv) 28,364 rentable square feet commonly known as Suite A, in the McNeil 6 Building, each as further depicted on Exhibit A-1.

BUILDINGS & PROJECTS:
Approximately 68,400 rentable square feet located at 12201 Technology Blvd., Austin, TX 78727, as depicted on Exhibit A-2 (the “McNeil 3 Building”). The McNeil 3 Building is a part of the Project commonly referred to as McNeil 3 (the “McNeil 3 Project”), as depicted and more particularly described on Exhibit A-2.

Approximately 35,450 rentable square feet located at 12212 Technology Blvd., Austin, TX 78727, as depicted on Exhibit A-2 (the “McNeil 4 Building”). The Building is a part of the Project commonly referred to as McNeil 4 (the “McNeil 4 Project”), as depicted and more particularly described on Exhibit A-2.

Approximately 44,378 rentable square feet located at 12112 Technology Blvd., Austin, TX 78727, as depicted on Exhibit A-2 (the “McNeil 5 Building”). The Building is a part of the Project commonly referred to as McNeil 5 (the “McNeil 5 Project”), as depicted and more particularly described on Exhibit A-2.

Approximately 28,364 rentable square feet located at 12100 Technology Blvd., Austin, TX 78727, as depicted on Exhibit A-2 (the “McNeil 6 Building”). The Building is a part of the Project commonly referred to as McNeil 6 (the “McNeil 6 Project”), as depicted and more particularly described on Exhibit A-2.

As used in this Lease, the terms “Building” and “Project” shall be interpreted to mean, as the context may require, the Building and Project in which each portion of the Premises is located.

PERMITTED USE: Subject to applicable Laws, general administrative office, lab and warehouse for the development, manufacturing and marketing of biological testing technologies, and purposes incidental thereto.

TERM: A period of sixty (60) months and zero (0) days. Subject to Section 1.02, the Term shall commence on May 1, 2015 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on April 30, 2020 (the “Termination Date”).

BASE RENT:

Total Base Rent for the Premises is as follows:

Period of Term	Monthly Base Rent
May 1, 2015 - July 31, 2015	$173,322.75
August 1, 2015 - March 31, 2016	$173,497.32
April 1, 2016 - April 30, 2016	$173,720.01
May 1, 2016 - July 31, 2016	$178,186.26
August 1, 2016 - March 31, 2017	$178,360.83
April 1, 2017 - April 30, 2017	$178,583.52
May 1, 2017 - July 31, 2017	$183,049.77
August 1, 2017 - August 31, 2017	$183,922.62
September 1, 2017 - April 30, 2018	$184,813.38
May 1, 2018 - April 30, 2019	$189,676.89
May 1, 2019 - April 30, 2020	$194,540.40

ESTIMATED INITIAL MONTHLY PROPORTIONATE SHARE OF OPERATING EXPENSES: $53,501.44 per month, subject to Exhibit D.

SECURITY DEPOSIT: $153,539.65, currently on file with Landlord subject to Section 5 of the Lease.

TENANT'S PROPORTIONATE SHARE:

OF THE MCNEIL 3 BUILDING: 78.84%     OF THE MCNEIL 3 PROJECT: 78.84%
OF THE MCNEIL 5 BUILDING: 100%         of THE MCNEIL 5 PROJECT: 100%
of THE MCNEIL 4 BUILDING: 100%         of THE MCNEIL 4 PROJECT: 100%
of THE MCNEIL 6 BUILDING: 100%         of THE MCNEIL 6 PROJECT: 100%

LANDLORD’S BROKER: NONE         TENANT’S BROKER: Endeavor Real Estate Group, Ltd.

TENANT’S SIC CODE: 3841 Surgical and Medical Instruments and Apparatus

ADDRESSES FOR NOTICES:	To: Tenant (at any time) 12212 Technology Blvd. Austin, TX 78727 Attn: General Counsel FAX:	To: Landlord PS Business Parks 5555 N. Lamar Blvd., Suite J125 Austin, TX 78751 Attn: Property Manager FAX: 512/454-9357

TENANT’S BILLING ADDRESS [If different from Notice Address]: ____________________________

LANDLORD’S REMITTANCE ADDRESS: P.O. Box 200697-05, Dallas, TX 75320-0697

This Lease consists of the foregoing Basic Lease Information, the following Lease provisions consisting of Sections 1 through 28 and Exhibits A-1, A-2, B, C, D, and E, all of which are incorporated herein by this reference. Defined terms used in this Lease and included in the Basic Lease Information shall have the meanings given them in the Basic Lease Information.

1.	Lease of Premises; Compliance with Laws; Surrender.

1.01Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, upon the terms of this Lease. The Premises are leased “AS IS” except only for (i) the improvements, if any, which are to be constructed by Landlord pursuant to Exhibit B, and (ii) Landlord’s express obligations set forth in this Lease. Except as expressly provided in this Lease, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the Premises. Without limiting Landlord’s express obligations set forth in this Lease, Tenant agrees that the Premises are in good order and satisfactory condition. Tenant is currently in possession of the Premises pursuant to the terms of that certain lease agreement dated October 19, 2001, as amended (the “Existing Lease”) by and between Tenant, as tenant, and Landlord. By reason of its existing occupancy of the Premises pursuant to the Existing Lease, Tenant is fully familiar with the Premises. The square footages set forth in this Lease are approximate and agreed. For purposes of this Lease, the term “Property” means the Building, the Project, and the parcel(s) of land on which they are located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building, Project and/or the parcel(s) of land on which they are located.

1.02Upon request made by Landlord following the Commencement Date, Tenant shall execute and deliver a commencement letter confirming the Commencement Date, the date upon which the Term shall expire, and such other matters regarding the commencement of this Lease and or the termination of the Existing Lease (as further described in Section 28.03 of this Lease) as Landlord shall reasonably request. Tenant’s failure to execute and return the commencement letter, or to provide written objection to the statements contained in the commencement letter, within 10 business days after the date of the commencement letter shall be deemed an approval by Tenant of the statements contained therein.

1.03Intentionally Omitted.

1.04Tenant, at its sole expense, agrees to comply with all federal, state and local laws, codes, ordinances, statutes, rules, regulations and other legal requirements (including covenants and restrictions) applicable to the Premises (collectively, “Laws”). Tenant agrees to cause the Premises to comply with all Laws, including by making any changes to the Premises necessitated by any Tenant activity, including but not limited to changes required by (a) any Tenant Improvements or Tenant Alterations (as defined below), or (b) any use of the Premises or Property by Tenant or any Tenant Entity. If any activity of Tenant or any Tenant Entity necessitates changes to the Project other than the Premises, then Landlord shall elect that Landlord accomplish the same at Tenant’s expense or that Tenant accomplish the same at its own expense. In the event that as a result of Tenant’s use, or intended use, of the Premises (other than ordinary occupancy), the Americans with Disabilities Act or any other Law requires modifications or the construction or installation of improvements in or to the Premises, Building, Project and/or common areas of the Property (as the same are identified from time to time by Landlord for common use) (the “Common Areas”), the parties agree that such modifications, construction or improvements shall be made at Tenant’s expense. Notwithstanding the foregoing, Landlord shall be responsible for correcting any violations of Title III of the Americans with Disabilities Act or the Texas Accessibility Standards with respect to the Premises or the Common Areas of the Building and the parking facilities used by Tenant (to the extent the same are not part of the Common Area) subject to Tenant’s obligation to pay its Proportionate Share of Operating Expenses.

Notwithstanding the foregoing, Landlord's obligation with respect to the Premises shall be limited to (a) violations that arise out of improvements performed only by Landlord’s contractors on Tenant’s behalf prior to delivery of that portion of the Premises in question or (b) the condition of that portion of the Premises in question at the time of execution of the document adding that portion of the Premises in question to the "Premises” and, in each case, prior to the installation of any furniture, equipment and other personal property of Tenant; and provided further that Tenant, not Landlord, shall be responsible for the correction of any violations that arise out of or in connection with (i) any claims brought under any provision of the Americans with Disabilities Act other than Title III, (ii) the specific nature of Tenant's business in the Premises, (iii) the acts or omissions of Tenant or any Tenant Entity, (iv) the arrangement of any furniture, equipment or other personal property in the Premises, (v) any repairs or Tenant Alterations performed by or on behalf of Tenant (other than the Tenant Improvements performed only by Landlord’s contractors), (vi) unique requirements of any employees of Tenant, and (vii) any design or configuration of the Premises specifically requested by Tenant. Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. The cost of any such compliance by Landlord shall constitute an Operating Expense hereunder. Landlord or such other person(s) as Landlord may appoint shall have the exclusive control and management of the Common Areas. Tenant and Tenant’s business invitees, employees and customers shall have the nonexclusive right, in common with Landlord and all others to whom Landlord has granted or may hereafter grant rights, to use the Common Areas, subject to the other terms and provisions of this Lease. Landlord shall have the right, in Landlord’s sole discretion, from time to time, (i) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of the lobbies, windows, stairways, air shafts, elevators, escalators, restrooms, driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways, (ii) to close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available, (iii) to designate other land outside the boundaries of the Property to be a part of the Common Area, (iv) to add additional buildings and improvements to the Common Areas, and (v) and to do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Property as Landlord may, in the exercise of sound business judgment, deem to be appropriate.
Upon expiration or termination of this Lease, Tenant agrees to remove all of Tenant’s personal property from the Premises and return the Premises to Landlord in the same condition as existed on the date of this Lease, as previously improved, excepting normal wear and tear and damage by casualty, with all removal, repair, and restoration duties of Tenant, including without limitation pursuant to Section 9.04, being fully performed to Landlord’s reasonable satisfaction. Notwithstanding any other provision to this Lease to the contrary, Tenant shall not be obligated to remove any wiring and cabling installed at or about the Premises prior to the date of this Lease and shall abandon the same in place at the expiration or termination of the Lease. In addition, and notwithstanding anything to the contrary contained in this Lease, (i) provided Landlord notifies Tenant in writing thirty (30) days prior to the expiration of the Lease, Tenant shall remove the generators installed in McNeil 3, McNeil 4 and McNeil 5 (together, the “Generators”) and, in such event, Tenant shall repair any damage caused by such removal, as well as (ii) Tenant in its sole discretion may remove the Generators prior to the expiration of the Lease, and in such event, Tenant shall repair any damage caused by such removal.

Notwithstanding any other provision of this Lease to the contrary, with regard to any space added to the Premises from and after the Commencement Date, Tenant shall at its expense either remove or take all necessary actions to leave in place, in compliance with the National Electric Code or other applicable Law, at or prior to the expiration or termination of this Lease, all wiring and cabling installed at or about such portion of the Premises which shall have been installed by or on behalf of Tenant. Such wiring and cabling shall include but not be limited to (a) wiring and cabling above the ceiling panels, behind or within walls, and under or within floors, and (b) wiring and cabling for voice, data, security or other purposes.
If, after the termination or expiration of this Lease, or the termination of Tenant’s right of possession following a Default, any personal property belonging to Tenant is left in or about the Premises, then such personal property will, at the option of Landlord, be deemed abandoned and may be disposed of by Landlord at the expense and risk of Tenant.
1.01Landlord has no duty to provide security for any portion of the Property. To the extent Landlord elects to provide any security, Landlord is not warranting the effectiveness of any security personnel, services, procedures or equipment and Tenant shall not rely on any such personnel, services, procedures or equipment. Landlord shall not be liable for failure of any such security personnel, services, procedures or equipment to prevent or control, or to apprehend anyone suspected of, personal injury or property damage in, on or around the Property.

2.Base Rent. On or before the first day of each calendar month of the Term, Tenant will pay to Landlord the Base Rent for such month. Monthly rent for any partial calendar month will be prorated. All sums and other charges payable by Tenant to Landlord hereunder shall be deemed rent. Base Rent and all other amounts required to be paid by Tenant hereunder shall be paid without deduction or offset and without prior notice or demand. All such amounts shall be paid in lawful money of the United States of America and shall be paid to Landlord at the address stated herein or to such other persons or to such other places as Landlord may designate in writing from time to time. Amounts payable hereunder shall be deemed paid when actually received by Landlord.

3.Additional Rent. Unless otherwise specifically stated in this Lease, any charge payable by Tenant under this Lease other than Base Rent is called “Additional Rent.” The term “rent” whenever used in this Lease means Base Rent, Additional Rent and/or any other charge, fee or monies payable by Tenant under the terms of this Lease. Tenant shall pay Tenant’s Proportionate Share of Operating Expenses in accordance with Exhibit D of this Lease.
Landlord and Tenant agree that each provision of the Lease for determining charges, amounts and Additional Rent by Tenant (including without limitation, Exhibit D) is commercially reasonable, and as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 (Assessment of Charges) of the Texas Property Code, as such section now exists or as it may be hereafter amended or succeeded.
4.Late Charges. If any sum payable by Tenant to Landlord is not received by Landlord within five (5) days after such payment is due, Tenant shall pay a late charge equal to the greater of (a) $50.00, or (b) 5% or the highest per annum rate of interest permitted from time to time under applicable Law (whichever is less) of the then delinquent amount. A $50.00 handling fee will be paid to Landlord by Tenant for each bank returned check. In the event of a Default, Tenant, at Landlord’s election, shall make all future payments to Landlord by wire or electronic transfer, by cashier’s check or by an automatic payment from Tenant’s bank account to Landlord’s account, in each case without cost to Landlord. The acceptance of late charges and returned check charges by Landlord will not constitute a waiver of any Tenant default nor any other rights or remedies of Landlord.

5.Security Deposit. Landlord and Tenant acknowledge that in accordance with the terms of the Existing Lease, Tenant has previously delivered the sum of One Hundred Fifty-Three Thousand Five Hundred Thirty-Nine Dollars and Sixty-Five Cents ($153,539.65) (the “Existing Security Deposit”) to Landlord as a security deposit in connection with the Existing Lease.  Tenant acknowledges and agrees that Landlord shall continue to hold the Existing Security Deposit as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease.  Accordingly, such Existing Security Deposit shall be deemed the Security Deposit under this Lease and shall equal the amount set forth under Basic Lease Information, Security Deposit, of this Lease (the “Security Deposit’). Landlord will not be required to keep the Security Deposit separate from its general funds. Without limiting or impairing any right Landlord may have or hereafter acquire under this Lease or applicable Law with respect to the Security Deposit, Tenant hereby grants to Landlord a security interest in the Security Deposit. The Security Deposit is not an advance rent payment or a measure of damages under this Lease. If Tenant fails to pay any rent due herein, following any applicable notice and cure period, or otherwise is in Default, Landlord may, without waiver of the default or of any other right or remedy, use, apply or retain all or any portion of the Security Deposit for the payment of any amount due Landlord or to compensate Landlord for any loss or damage suffered by Tenant’s default. Within 5 days after written notification by Landlord, Tenant will restore the Security Deposit to the full amount required under this Lease. No part of the Security Deposit shall be considered to be held in trust, to bear interest (except when required by Law) or to be prepayment for any monies to Landlord by Tenant under this Lease. Provided that Tenant has notified Landlord of the address to which the Security Deposit should be returned, within 60 days after the Termination Date or earlier termination of this Lease, Landlord shall return the Security Deposit to Tenant, less such portion thereof as Landlord shall have applied in accordance with this Article 5 and applicable Law. Landlord shall assign the Security Deposit to any successor or transferee to Landlord’s interest in the Property and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit.

6.Use of Premises.

6.01The Premises will be used and occupied only for the Permitted Use. Tenant will, at its sole expense, comply with all conditions and covenants of this Lease, and all Laws. Tenant will not use or permit the use of the Premises, the Property or any part thereof, in a manner that is unlawful or in violation of any Law, conflicts with or is prohibited by the terms and conditions of this Lease or the Rules and Regulations (as defined in Section 27.08 below), diminishes the appearance or aesthetic quality of any part of the Property, creates waste or a nuisance, or causes damage (excluding normal wear and tear) to the Property. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises nor take or permit any other action in the Premises that would endanger, annoy, or unreasonably interfere with the operations of, Landlord or any other tenant of the Property. Tenant shall obtain, at its sole expense, any permit or other governmental authorization required for Tenant to legally operate its business from the Premises. Any animals, excepting guide dogs, on or about the Property or any part thereof are expressly prohibited. Landlord acknowledges that Tenant (i)  keeps and uses deceased animal tissue samples at the Premises for research, and (ii)  conducts research to develop detection assays for biological agents. Notwithstanding the foregoing, Landlord only consents to Tenant’s use of the Premises for the same to the extent permitted by Laws; provided further, Landlord makes no representations or warranties regarding whether such use(s) are permitted in the Premises or Property under Laws.

6.02In the event of any excessive trash in or outside the Premises, as determined by Landlord in its reasonable discretion, Landlord will have the right to remove such excess trash and charge all costs and expenses attributable to its removal to Tenant. Tenant will not cause, maintain or permit any outside storage on or about the Property without Landlord’s prior express written consent; provided that Landlord shall not unreasonably withhold its consent to Tenant’s request from time to time for temporary outside storage, subject to terms (including the location of such storage) agreeable to Landlord. In the event of any unauthorized outside storage by Tenant or any Tenant Entity, Landlord will have the right, without notice, in addition to such other rights and remedies it may have, to remove any such storage at Tenant’s expense.

7.Parking. All parking will comply with the terms and conditions of this Lease and applicable Rules and Regulations (as defined in Exhibit C hereto). Tenant will have a non-exclusive privilege on a "first-come, first-served" basis to use Tenant’s Proportionate Share of those parking spaces designated by Landlord for public parking. The parking privileges granted to Tenant are personal to Tenant; Tenant shall not assign or sublet parking privileges separately or apart from Tenant’s assignment or subletting of the Premises (which assignment and or subletting shall comply with Section 16 of this Lease).

8.Utilities and Services.

8.01Tenant agrees to make all arrangements for, and to pay directly all costs of, utility services supplied to the Premises, including but not limited to, water, gas, heat, light, power, telephone, and sewer. In the event it is not possible for Tenant to obtain separate utility and/or other services, such utility and/or other services may, at Landlord’s discretion, be obtained in Landlord’s name, and Tenant will pay Landlord, as Additional Rent, the cost of any utility services provided by Landlord either: (a) through inclusion in Operating Expenses (except for excess usage, which will be paid as a separate charge by Tenant to Landlord); (b) by a separate charge payable by Tenant to Landlord; or (c) by a separate charge billed by the applicable utility company and payable directly by

Tenant. Landlord reserves the right to separately meter any such service where Tenant’s Proportionate Share of a Building is less than 100% at Tenant’s expense at any time during the Term.

8.02Except as expressly provided in the following sentence, Landlord will not be liable or deemed in default, nor will there be any abatement of rent, breach of any covenant of quiet enjoyment, partial or constructive eviction or right to terminate this Lease, for (a) any interruption or reduction of utilities, utility services or telecommunication services, (b) any telecommunications or other company (whether selected by Landlord or Tenant) failing to provide such utilities or services or providing the same defectively, and/or (c) any utility interruption in the nature of blackouts, brownouts, rolling interruptions, hurricanes, tropical storms or other natural disasters. If the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 30 consecutive business days as a result of any failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment which Landlord is required to maintain under this Lease, the performance of repairs, improvements or alterations which Landlord is required to make, utility interruptions or the occurrence of an event of Force Majeure (collectively, a “Service Failure”) that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent and Tenant’s Proportionate Share of Operating Expenses payable hereunder during the period beginning on the 31st consecutive business day of the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated. Tenant agrees to comply with any energy conservation programs required by Law. Tenant has satisfied itself as to the adequacy of any Landlord owned utility equipment and the quantity of telephone lines and other service connections to the “Building’s Point of Demarcation” available for Tenant’s use.

8.03Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing all heating and air conditioning systems and equipment serving the Premises (and a copy thereof shall be furnished to Landlord). As of the date of this Lease, the portion of the Premises at the (i) McNeil 3 Building is served by 42 HVAC units; (ii) McNeil 4 Building is served by 32 HVAC units; (iii) McNeil 5 Building is served by 25 HVAC units, and (iv) McNeil 6 Building is served by 20 HVAC units. The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must be effective as of the date of this Lease. Should Tenant fail to do so, Landlord may, upon notice to Tenant, enter into such service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead.

Provided that Tenant enters into, and continues throughout the Term, the service contract required under this Section 8.03, then in the event a mutually acceptable licensed HVAC technician advises Tenant and Landlord in writing that an HVAC unit serving the Premises is in need of replacement and cannot be repaired, and provided no Default exists hereunder, then upon the written election of Tenant to Landlord, Landlord shall replace such HVAC unit within ten (10) business days of Landlord’s receipt of such written election with a new HVAC unit (the “New HVAC Unit”); provided however, Landlord shall not be required to replace (a) HVAC unit(s) damaged as the result of a casualty (which replacement shall be accomplished pursuant to the terms of Section 15), (b) HVAC unit(s) damaged as the result of the negligence or willful misconduct of Tenant or any Tenant Entity, (c) there are less than six (6) months remaining in the Term, or (d) more than ten percent (10%) of the HVAC units serving any particular Building in any twelve month period (such period commencing upon the replacement of the first such HVAC unit serving such particular Building). The cost of any such New HVAC Unit shall be payable by Tenant to Landlord as Additional Rent during the Term, payable in equal monthly installments of 1/120th per month until the earlier of the (i) expiration or termination of the Lease, or (ii) cost of such New HVAC Unit is fully paid; provided however, if this Lease is terminated as the result of a Default by Tenant, then Landlord may claim, as part of Landlord’s damages, the unamortized portion of the cost of any such New HVAC Unit to the extent it would have been amortized over the term of the Lease had it not been terminated. In addition to the service contract requirements set forth above, the service contract shall require (a) regular service on a quarterly basis, changing belts, filters, and other parts as required and making all repairs to the HVAC system, and (b) a detailed record of all services performed on the HVAC system, and a yearly service report to be furnished to Tenant (with a required copy to Landlord) at the end of each calendar year. If Landlord determines that Tenant is not properly maintaining the HVAC system as required under this Lease, then (x) Landlord shall provide Tenant with ten (10) days’ written notice and opportunity to cure, and (y) should Tenant fail to timely cure, Landlord shall have no further obligation to provide New HVAC Units. Tenant acknowledges that the cure period set forth in the previous sentence shall control in all events and shall not be extended by the terms of Section 17.04.

9.	Tenant Improvements; Tenant Alterations; Mechanic’s Liens.

9.01Any improvements to be constructed in the Premises by, for or on behalf of Tenant prior to the Commencement Date are referred to throughout this Lease as “Tenant Improvements.” All Tenant Improvements will be performed in accordance with the terms and conditions outlined in Exhibit B and also in accordance with the provisions set forth in this Lease, including this Article 9 regarding Tenant Alterations.

9.02The following provisions apply to “Tenant Alterations” which means and includes (a) any alterations, additions or improvements to the Premises undertaken by or on behalf of Tenant after the Commencement Date, (b) any utility installations at the Premises undertaken by Tenant after the Commencement Date, and (c) any repair, restoration, replacement, or maintenance work at the Premises undertaken by or on behalf of Tenant after the Commencement Date. Tenant shall not commence any Tenant Alteration without first obtaining the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall submit such information regarding the intended Tenant Alteration as Landlord may reasonably require, and no request for consent shall be deemed complete until such information is so delivered. The following provisions apply to all Tenant Alterations: (i) Tenant shall hire a licensed general contractor approved by Landlord who, in turn, shall hire only licensed subcontractors; (ii) Tenant shall obtain all required permits and deliver a copy of the same to Landlord. Tenant shall install all Tenant Alterations in strict compliance with all Laws, permits, any plans approved by Landlord, and all conditions to Landlord’s approval; (iii) unless Landlord elects otherwise, Tenant shall remove each Tenant Alteration at the end of this Lease or Tenant’s right of possession and restore the Premises to its condition prior to the installation of such Tenant Alterations, all at Tenant’s sole expense; and (iv) Tenant shall deliver to Landlord, within ten (10) days following installation of each Tenant Alteration, (A) accurate, reproducible as-built plans, (B) proof of final inspection and approval by all governmental authorities, (C) complete lien waivers acceptable to Landlord for all costs of the Tenant Alteration, and (D) a copy of a recorded notice of completion. Landlord’s approval of any Tenant Improvements and Tenant Alterations and/or Landlord’s approval or designation of any general contractor, subcontractor, supplier or other project participant will not create any liability whatsoever on the part of Landlord. Notwithstanding anything to the contrary contained herein, so long as Tenant’s written request for consent for a proposed Tenant Alteration contains the following statement in large, bold and capped font “PURSUANT TO ARTICLE 9 OF THE LEASE, IF LANDLORD CONSENTS TO THE SUBJECT ALTERATION, LANDLORD SHALL NOTIFY TENANT IN WRITING WHETHER OR NOT LANDLORD WILL REQUIRE SUCH ALTERATION TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE.”, at the time Landlord gives its consent for any Tenant Alterations, if it so does, Tenant shall also be notified whether or not Landlord will require that such Tenant Alterations be removed upon the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, at the expiration or earlier termination of this Lease and otherwise in accordance with the terms and conditions of this Lease, Tenant shall be required to remove all Tenant Alterations made to the Premises except for any such Tenant Alterations which Landlord expressly indicates or is deemed to have indicated shall not be required to be removed from the Premises by Tenant. If Tenant’s written notice strictly complies with the foregoing and if Landlord fails to so notify Tenant whether Tenant shall be required to remove the subject Tenant Alterations at the expiration or earlier termination of this Lease, Landlord shall be deemed not to require the removal of (and Tenant shall not be obligated to remove) the subject Tenant Alterations. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for any Tenant Alterations and any other costs incurred by Landlord in connection with such Tenant Alterations.

9.03Tenant shall pay all costs of Tenant Alterations as and when due. Tenant shall not allow any lien to be filed. Tenant shall obtain final lien waivers and third-party beneficiary agreements from all contractors, subcontractors, suppliers, and others providing equipment, labor, materials, or services, in the form reasonably required by Landlord and in compliance with Laws. If any lien is filed, Tenant shall within ten (10) business days remove such lien. In addition, if any such lien is filed, then, without waiver of any other right or remedy, Landlord shall have the right to cause such lien to be removed by any means allowed by Law. All sums expended by Landlord in connection with such lien and/or its removal, including attorney fees, shall be due from Tenant to Landlord within ten (10) days after Landlord’s written demand for payment, together with interest on any such amounts not paid after due at the rate of 12% or the highest per annum rate of interest permitted from time to time under applicable Law (whichever is less).

9.04All Tenant Improvements and Tenant Alterations are part of the realty and belong to Landlord. Tenant shall be solely responsible for all taxes applicable to all Tenant Improvements and Tenant Alterations, to insure all Tenant Improvements and Tenant Alterations and to restore the same following any casualty. In the event that Landlord requires Tenant to remove any Tenant Alterations as a condition to Landlord’s approval of Tenant Alterations pursuant to Section 9.02 above, or requires Tenant to remove at the expiration or termination of the Lease any Tenant Improvements constructed pursuant to Exhibit B attached hereto, then Tenant shall remove any such Tenant Alterations and Tenant Improvements at the expiration or termination of this Lease at its sole cost and expense and repair any damage caused by such removal. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. The provisions of this Article 9 shall survive the expiration or any earlier termination of this Lease.

10.	Repairs.

10.01Subject to Section 10.02 below, Tenant shall, at all times and at its sole cost and expense, keep all parts of the Premises (including without limitation the Tenant Improvements and Tenant Alterations, windows, glass and plate glass, doors (including, without limitation, overhead and roll up doors), exterior stairs, skylights, any special office entries, interior walls and finish work, floors and floor coverings), interior and exterior, and all equipment and facilities within or serving the Premises, in good order, condition and repair regardless of whether the portion of the Premises requiring repairs, or the means of repairing same, are reasonably or readily accessible, and regardless of whether the need for such repairs or maintenance occurs as a result of Tenant’s use, any prior use, vandalism, acts of third parties, Force Majeure (as defined in Article 26 below) or the age of the Premises, reasonable wear and tear and damage by casualty (which shall be governed by section 15) excepted. The standard for comparison of condition will be the condition of the Premises as of the date of this Lease, and failure to meet such standard shall create the need to repair. If Tenant does not perform required maintenance or repairs, Landlord shall have the right, without waiver of Default or of any other right or remedy, to perform such obligations of Tenant on Tenant’s behalf, and Tenant will reimburse Landlord for any costs incurred, together with an administrative fee in an amount equal to 10% of the cost of the repairs, immediately upon demand.

10.02Landlord shall maintain in good repair and condition, reasonable wear and tear and damage by casualty excepted, and (subject to Tenant’s obligations hereunder) in accordance with all applicable laws: (i) the Common Areas and the parking facilities used by Tenant (to the extent the same are not part of the Common Areas), except to the extent provided otherwise in Section 1.04; (ii) all utility infrastructure from (A) the point of connection to the lines of the applicable utility provider to (B) the connection point to the Premises (the “Utility Infrastructure”), and (iii) the foundations, the roofs, and the structural soundness of the exterior and load bearing walls and other structural components of the Building, subject to Tenant’s obligation to pay its Proportionate Share of Operating Expenses. In the event the Premises constitute a portion of a multiple occupancy Building or otherwise at Landlord’s election, Landlord shall perform the repair and maintenance of the roof, exterior walls, exterior areas and common sewage line plumbing which are otherwise Tenant’s obligation under Section 10.01 above, and any other maintenance and repair of exterior, structural, and/or common elements which Landlord shall elect, and Tenant shall, in lieu of the obligations set forth under Section 10.01 above with respect to such items, be liable for its Proportionate Share of the expenses so incurred by Landlord; provided, Tenant shall reimburse Landlord for 100% of any such expense incurred by Landlord due to the act or omission of Tenant or any Tenant Entity. If Landlord defaults in performing any of its non-structural repair and maintenance obligations to the Premises as expressly stated in this Lease and such default creates a risk of imminent injury to person or substantial property damage or unreasonably and materially interferes with Tenant’s ability to conduct its business at the Premises, and such default is not remedied by Landlord within 30 days after Tenant shall have given Landlord written notice specifying such default, and in the case of any such default which cannot with due diligence and in good faith be cured within 30 days, within such additional period as may be reasonably required to cure such default with due diligence and in good faith (it being intended that, in connection with any such default which is not susceptible of being cured with due diligence and in good faith within 30 days, the time within which Landlord is required to cure such default shall be extended for such additional period as may be necessary for the curing thereof with due diligence and in good faith), then Tenant, without being obligated to do so, shall have the right, but not the obligation, to perform the nonstructural repair or maintenance obligation to the Premises which Landlord failed to perform. Subject to the remaining terms and conditions of this paragraph, the full amount of the reasonable costs and expenses so incurred by Tenant (the “Reimbursable Costs”) shall be paid by Landlord to Tenant, within 30 days after written demand therefore (provided that such written demand is accompanied by reasonable documented evidence of the Reimbursable Costs). If Landlord delivers to Tenant within 30 days after receipt of Tenant’s invoice of Reimbursable Costs, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then, as Tenant’s sole remedy, Tenant may proceed to claim a default by Landlord and file an action in a court of competent jurisdiction in connection therewith. Except as provided in this Section 10.02, Tenant expressly waives the benefit of any statute or other legal right now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense, whether by deduction of rent or otherwise, or to terminate this Lease because of Landlord’s failure to keep the Property, or any part thereof in good order, condition and repair. Further, Tenant waives all rights to claim a lien under §91.004(b) of the Texas Property Code or any other Law against the rent, the Project or Landlord’s property.

11.	Insurance.

11.01    Tenant will not do or permit anything to be done within or about the Premises or the Property which will increase the existing rate of any insurance on any portion of the Property or cause the cancellation of any insurance policy covering any portion of the Property (including, without limitation, any liability coverage). Tenant will, at its sole cost and expense, comply with any requirements of any insurer of Landlord. Tenant agrees to maintain policies of insurance described in this Article. Landlord reserves the right, from time to time, to require additional coverage (including, flood insurance, if the Premises is located in a flood hazard zone), and/or to require higher amounts of coverage.

11.02    Tenant shall maintain the following insurance (“Tenant’s Insurance”):

(a)
Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum of $1,000,000.00, and not less than $2,000,000.00 in the annual aggregate, covering third-party bodily injury, property damage, personal injury and advertising injury, product/completed operations as applicable, medical expenses and contractual liability. Defense costs will be in addition to the limit of liability. A combination of a General Liability policy and an umbrella policy or excess liability policy may be used to satisfy this limit;

(b)
Property/Business Interruption Insurance written on an All Risk or Special Cause of Loss Form at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises, including for which Tenant has repair obligations and any Tenant Improvements and Tenant Alterations performed by or for the benefit of Tenant. No coinsurance provision will apply;

(c)	Excess Liability in the amount of $2,000,000.00 per occurrence;

(d)	Workers’ Compensation Insurance in amounts not less than the amounts required by Law;

(e)	Employers Liability Coverage of at least $1,000,000.00 (each accident, disease - each employee, disease - policy limit);

(f)	Automobile Liability coverage of not less than $1,000,000.00 combined single limit including property damage covering Tenant’s owned, and hired vehicles; and

(g)
If Tenant uses any part of the Premises or Property to store or to perform work on vehicles, Tenant shall maintain garage liability insurance in such form and amount as Landlord may require from time to time, but not less than $2,000,000.00.

11.03    No insurance policy of Tenant shall have a self insured retention or deductible greater than $50,000.00.

11.04    Any company writing Tenant’s Insurance shall be licensed to do business in the state in which the Premises is located and shall have an A.M. Best rating of not less than A-VIII.

11.05    Tenant will deliver to Landlord (and, at Landlord’s request, to any Mortgagee (as defined in Article 25 below) or to any other third party), simultaneously with its execution of this Lease and thereafter at least 5 days prior to expiration, cancellation or change in insurance, certificates acceptable to Landlord of insurance evidencing, at a minimum, the coverage specified in this Article 11. All such certificates shall be in form and substance reasonably satisfactory to Landlord, shall affirmatively demonstrate all coverage and requirements set forth in this Lease, shall contain no disclaimers of coverage, other than standard disclaimers that are typical in similar policies, and shall include that the insurer will endeavor to give the certificate holder 30 days’ written notice prior to cancellation or change in any coverage. In addition, Tenant will give Landlord at least 30 days’ prior written notice prior to cancellation or change in any coverage.

11.06    Tenant hereby assigns to Landlord all its rights to receive any proceeds of such insurance policies attributable to any Tenant Improvements and Tenant Alterations if this Lease is terminated due to damage or destruction. Landlord and the Landlord Related Parties shall be named additional insureds on Tenant’s insurance policies (excluding Workers’ Compensation Insurance); provided, however, that with respect to property insurance covering any Tenant Improvements and Tenant Alterations, Landlord and the Landlord Related Parties shall be loss payee thereunder (and the foregoing designations shall be evidenced on the insurance certificates delivered to Landlord as required hereby). All insurance to be carried by Tenant will be primary to, and non-contributory with, Landlord’s insurance, and there will be no exclusion for cross-liability endorsements and will in addition to the above coverage specifically insure Landlord against any damage or loss that may result either directly or indirectly from any default of Tenant under Article 13 (Hazardous Materials) herein. Any similar insurance carried by Landlord will be non-contributory and considered excess insurance only.

11.07    Tenant will name Landlord (and, at Landlord’s request, any Mortgagee (as defined in Article 25 below), Landlord’s agents, and/or any other parties designated by Landlord) as additional insureds on all insurance policies required of Tenant under this Lease, other than Worker’s Compensation, Employer’s Liability, and Fire and Extended coverage (except on Tenant Improvements or Tenant Alterations to the Premises for which Landlord shall be named loss payee) insuring Landlord and such other additional insureds regardless of any defenses the insurer may have against Tenant and regardless of whether the subject claim is also made against Tenant. All insurance policies carried by Tenant will permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party without invalidating the coverage under the insurance policy, and will release Landlord and the Landlord Related Parties (as defined in Article 24 below), from any claims for damage to any person, to the Property of which the Premises are a part, any existing improvements, Tenant Improvements and Tenant Alterations to the Premises, and to any furniture, fixtures, equipment, installations and any other personal property of Tenant caused by or resulting from, risks which are to be insured against by Tenant under this Lease, regardless of cause. The foregoing shall be evidenced in Tenant’s certificate of insurance.

11.08    Landlord will secure and maintain insurance coverage in such limits as similarly situated Landlord’s would deem commercially reasonable to afford adequate protection. The premiums for such coverage are “Insurance Premiums” under Exhibit D to this Lease. Any proceeds of such insurance shall be the sole property of Landlord to use as Landlord determines. Tenant will provide, at its own expense, all insurance as Tenant deems adequate to protect its interests.

11.09    Without limiting the effect of any other waiver of or limitation on the liability of Landlord set forth herein, and except as provided in Article 12 below, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s personal property, fixtures and equipment, any Tenant Improvements or Tenant Alterations, the Building, the Premises, or any contents thereof, INCLUDING RIGHTS, CLAIMS, ACTIONS AND CAUSES OF ACTION BASED ON NEGLIGENCE, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance. For purposes of this Section 11.09, “Landlord” shall include the Landlord Related Parties.

11.10    Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises, including, without limitation, any Tenant Improvements and/or Tenant Alterations (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

11.11    So long as the coverage afforded Landlord, the other additional insureds and any designees of Landlord shall not be reduced or otherwise adversely affected, all or part of Tenant’s insurance may be carried under a blanket policy covering the Premises and  any other of Tenant’s locations, or by means of a so called “Umbrella” policy  and/ or by an Excess Liability policy  so long as the total required coverage amounts are met by Tenant's cumulative insurance coverage, be it by Tenant's insurance policy, Excess Liability coverage and/or a combination thereof.

12.Waiver of Claims; Indemnification. Tenant waives all claims against Landlord and the Landlord Related Parties for any damage to any property in or about the Property, for any loss of business or income, and for injury to or death of any persons, regardless of the cause of any such loss or event or time of occurrence EVEN IF THE LOSS OR EVENT IS ATTRIBUTABLE TO THE FAULT OR NEGLIGENCE OF THE LANDLORD, OR ANYONE FOR WHOM THE LANDLORD MAY BE RESPONSIBLE, INCLUDING, WITHOUT LIMITATION, LANDLORD RELATED PARTIES, BUT EXPRESSLY EXCLUDING ANY LOSS OR EVENT TO THE EXTENT THAT IS ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ITS EMPLOYEES. Tenant will indemnify, protect, defend and hold harmless Landlord and the Landlord Related Parties from and against all claims, losses, damages, causes of action, costs, expenses and liabilities, including legal fees, arising out of Tenant’s occupancy of the Premises or presence on the Property, the conduct of Tenant’s business, any default by Tenant, and/or any act, omission or neglect (including violations of Law) of Tenant or its agents, contractors, employees, suppliers, licensees or invitees, successors or assigns (each a “Tenant Entity” and collectively, the “Tenant Entities”) EXCEPT TO THE EXTENT THE LOSS OR EVENT IS ATTRIBUTABLE TO THE WILLFUL MISCONDUCT OR NEGLIGENCE OF THE LANDLORD, OR ANYONE FOR WHOM THE LANDLORD MAY BE RESPONSIBLE, INCLUDING, WITHOUT LIMITATION, LANDLORD RELATED PARTIES, OR FROM THE BREACH BY LANDLORD OF ANY OF ITS EXPRESS OBLIGATIONS UNDER THIS LEASE. Landlord shall indemnify and hold Tenant harmless from and against any and all claims, liabilities, losses, costs, damages, injuries or expenses, including reasonable attorneys’ and consultants’ fees and court costs, demands, causes of action, or judgments to the extent arising out of or relating to the gross negligence or willful misconduct of Landlord or any Landlord Related Parties or attributable to the breach by Landlord of its express obligations under this Lease (subject to the provisions of Section 11.09). However, notwithstanding anything to the contrary contained herein, Landlord shall in no event be liable for (i) injury to Tenant’s business or any loss of income or profit therefrom or for consequential damages or events of Force Majeure (as defined in Article 26), or (ii) sums up to the amount of insurance proceeds received by Tenant (or which would have been received by Tenant under any insurance coverage required to be maintained by Tenant hereunder) for any loss. The foregoing indemnity by Landlord shall also not be applicable to claims to the extent arising from the negligence or willful misconduct of Tenant or any Tenant Entity. The provisions of this Article 12 shall survive the expiration or earlier termination of this Lease.

13.Hazardous Materials.

13.01“Hazardous Materials” will mean any substance commonly referred to, or defined in any Law, as a hazardous material or hazardous substance (or other similar term), including but not be limited to, chemicals, solvents, petroleum products, flammable materials, explosives, asbestos, urea formaldehyde, PCB’s, chlorofluorocarbons, freon or radioactive materials. Tenant will not cause or permit any Hazardous Materials to be brought upon, kept, stored, discharged, released or used in, under or about any portion of the Property by Tenant, or its agents without the prior written consent of Landlord, which consent may be withheld or conditioned in Landlord’s sole discretion; provided, Tenant may bring into the Premises and store and use Hazardous Materials (including, without limitation, items such as cleaning products and copy toner) which are readily available to Tenant by unregulated retail purchase if the same are necessary in Tenant’s normal business operations and subject to all the terms and conditions of this Article 13. If Tenant or any Tenant Entity brings any Hazardous Materials to the Premises or Property, with or without the prior written consent of Landlord (without waiver of the requirement of prior written consent), and in executing this Lease Tenant acknowledges and agrees that by its direct or indirect involvement in the introduction of any Hazardous Materials to the Premises or Property, with or without the consent of the Landlord, that Tenant accepts full and complete responsibility for such Hazardous Materials and henceforth on will be considered the Responsible Party as defined by any applicable governmental authority and/or Law. Further, Tenant shall: (a) use such Hazardous Material only as is reasonably necessary to Tenant’s business, in safe, properly labeled quantities; (b) handle, use, keep, store, and dispose of such Hazardous Material using the highest accepted industry standards and in compliance with all applicable Laws; (c) maintain at all times with Landlord a copy of the most current MSDS sheet for each such Hazardous Material; and (d) comply with such other rules and requirements Landlord may from time to time impose, or with any definition of Hazardous Waste or Law as it may be implemented or modified during or after the term of this Lease. Upon expiration or earlier termination of this Lease, Tenant will, at Tenant’s sole cost and expense, cause all Hazardous Materials brought to the Premises or the Property by Tenant or any Tenant Entity, to be removed from the Property in compliance with any and all applicable Laws.

13.02If Tenant or any Tenant Entity violates the provisions of this Article 13, or perform any act or omission which contaminates or expands the scope of contamination of the Premises, the Property, or any part thereof, the underlying groundwater, or any property adjacent to the Property, or violates or allegedly violates any applicable Law, then Tenant will promptly, at Tenant’s expense, take all investigatory and/or remedial action (collectively called “Remediation”), as directed or required by any governmental authority that is necessary to fully clean up, remove and dispose of such Hazardous Materials and any contamination so caused and shall do so in compliance with any applicable Laws. Tenant will also repair any damage to the Premises and any other affected portion(s) of the Property caused by such contamination and Remediation.

13.03Tenant shall promptly provide to Landlord written notice of any investigation or claim arising out of the use by Tenant or any Tenant Entity of Hazardous Materials at the Property or the violation of any provision of this Article 13, or alleged violation by Tenant or any Tenant Entity of any Law relating to Hazardous Materials promptly following Tenant’s knowledge of the same and shall keep Landlord fully advised regarding the same. Tenant shall provide to Landlord all reports regarding the release of Hazardous Materials by Tenant or any Tenant Entity at the Property and any incidents regarding the same, regardless of whether any such documentation is considered by Tenant to be confidential. Landlord retains the right to participate in any Remediation and/or legal actions affecting the Property involving Hazardous Materials arising from Tenant’s actual or alleged violation of any provision of this Article 13 or Law.

13.04Tenant will indemnify, protect, defend and forever hold Landlord, its lenders and ground lessor if any, the Landlord Related Parties, the Premises, the Property, or any portion thereof, harmless from any and all damages, causes of action, fines, losses, liabilities, judgments, penalties, claims, and other costs, including, but not limited to, any Landlord Related Parties’ costs incurred during its participation in any Remediation and/or legal actions as specified in 13.03, arising out of any failure of Tenant or Tenant Entity to observe any covenants of this Article 13 EXCEPT TO THE EXTENT SUCH DAMAGES, CAUSES OF ACTION, FINES, LOSSES, LIABILITIES, JUDGMENTS, PENALTIES, CLAIMS, AND OTHER COSTS WERE CAUSED BY (I) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY LANDLORD RELATED PARTIES, OR (II) THE BREACH BY LANDLORD OF ANY OF ITS EXPRESS OBLIGATIONS UNDER THIS LEASE. All provisions of this Article 13 shall survive the expiration of this Lease and any termination of this Lease or of Tenant’s right of possession.

14.Landlord’s Access. Landlord, its agents, contractors, consultants and employees, will have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times during normal business hours following no less than one (1) business day prior notice and accompanied by an authorized representative of Tenant (provided Tenant makes such representative available at the time Landlord or such other party desires to enter the Premises), to examine the Premises, perform work in the Premises, inspect any Tenant Alterations and/or any Tenant Improvements, show the Premises, exercise any right or remedy, or for any other commercially reasonable purpose. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions and Tenant shall not have any right to terminate this Lease or abate rent or assert a claim of partial or constructive eviction because of any such closure, provided that Landlord shall use commercially reasonable efforts to conduct such work in a manner designed to minimize unreasonable interference with Tenant’s operations in the Premises. For each of these purposes, Landlord will at all times have and retain any necessary keys. Tenant will not alter any lock or install new or additional locks or bolts on any door in or about the Premises without obtaining Landlord’s prior written approval and will, in each event, furnish Landlord with a new key. Access by Landlord will not give Tenant the right to terminate this Lease, and will be without abatement of rent or liability on the part of Landlord or any Landlord Related Parties.

Notwithstanding the foregoing, Tenant, at its own expense, may provide its own locks to an area within the Premises ("Private Area"). Tenant need not furnish Landlord with a key, but upon the Termination Date or earlier expiration or termination of Tenant’s right to possession, Tenant shall surrender all such keys to the Private Area(s) to Landlord. If Landlord must gain access to a Private Area in a non-emergency situation, Landlord shall contact Tenant, and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have such access. If Landlord determines in its sole discretion that an emergency in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Private Area, Tenant hereby authorizes Landlord to forcibly enter the Private Area. In such event, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord. In the event Tenant identifies a Private Area within the Premises, Landlord shall have no obligation to provide services (e.g., janitorial services, if applicable) to such Private Area.
15.Damage or Destruction.

15.01If any portion of the Premises is damaged or destroyed by fire or other casualty, Tenant will promptly give written notice to Landlord of the casualty following Tenant’s knowledge of the same (the “Tenant’s Casualty Notice”), including which portion of the Premises and Building(s) were damaged by the casualty (the “Damaged Building”). Landlord will, as soon as reasonably possible after Landlord’s receipt of Tenant’s Casualty Notice, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such casualty. Landlord will have the right to terminate this Lease as to that portion of the Premises in the Damaged Building by written notice to Tenant within one hundred twenty (120) days following a casualty if any of the following occur: (a) insurance proceeds actually paid, or that will be actually paid, to Landlord and available for use, less any deductible, are not sufficient to pay the full cost to fully repair the damage; (b) Landlord determines that the portion of the Premises in the Damaged Building or the Damaged Building cannot be fully repaired within 180 days from the date restoration commences; (c) a material portion of the Premises is damaged or destroyed within the last 12 months of the Term; (d) Tenant is in Default of this Lease at the time of the casualty; (e) Landlord would be required under this Lease to abate or reduce Tenant’s rent for a period in excess of 6 months if the repairs were undertaken; or (f) the Property, or the Damaged Building in which such portion of the Premises is located, is damaged such that the cost of repair of the same would exceed 10% of the replacement cost of the same. If Landlord elects to terminate this Lease as to that portion of the Premises in the Damaged Building, Landlord will be entitled to retain all applicable Tenant insurance proceeds for damage to all Tenant Improvements and Tenant Alterations, as well as improvements and alterations made to the Premises under the Existing Lease, that are not required to be removed by Tenant at the expiration of this Lease, and Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant's insurance for damage to all Tenant Improvements and Tenant Alterations, as well as improvements and alterations made to the Premises under the Existing Lease, that are not required to be removed by Tenant at the expiration of this Lease, excepting those attributable to Tenant’s furniture, fixtures, equipment, and any other personal property.

15.02If this Lease is not terminated pursuant to Sections 15.01 or 15.03, Landlord will repair that portion of the Premises damaged and this Lease shall continue. The repair obligation of Landlord shall be limited to repair of that portion of the Premises damaged excluding any Tenant Improvements, Tenant Alterations, and any personal property and trade fixtures of Tenant. During the period of repair, rent will be abated or reduced in proportion to the degree to which Tenant’s use of the Premises is impaired, as determined by Landlord. However, rent will not be abated if Tenant or any of its agents is the cause of the casualty.

15.03In addition to Landlord's right to terminate as provided herein, Tenant shall have the right to terminate this Lease as to that portion of the Premises in the Damaged Building only, if: (a) a substantial portion of the Premises in the Damaged Building has been damaged by fire or other casualty and such damage cannot reasonably be repaired (as set forth in the Damage Notice) within 180 days after the date of the casualty; (b) there is less than 1 year of the Term remaining on the date of such casualty; (c) the casualty was not caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors; and (d) Tenant provides Landlord with written notice of its intent to terminate within 30 days after the date of the fire or other casualty. As used herein, the term “a substantial portion of the Premises” means more than 50% of that portion of the Premises located in the Damaged Building.

16.Assignment and Subletting.

16.01Except for a Permitted Transfer (as defined in Section 16.06 below) Tenant will not, voluntarily or by operation of law, assign, sell, convey, sublet or otherwise transfer all or any part of Tenant’s right or interest in this Lease, or allow any other person or entity to occupy or use all or any part of the Premises (collectively called “Transfer”) without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Any Transfer without the prior written consent of Landlord shall be void. Without limiting the generality of the definition of “Transfer,” it is agreed that each of the following shall be deemed a “Transfer” for purposes of this Article 16: (a) an entity other than Tenant becoming the tenant hereunder by merger, consolidation, or other reorganization; and (b) a transfer of a majority of the ownership interest in Tenant (unless Tenant is an entity whose stock is publicly traded). Tenant shall provide to Landlord all information requested by Landlord concerning a Transfer. In no event shall Tenant mortgage, encumber, pledge or assign for security purposes all or any part of its interest in this Lease. Regardless of whether consent by Landlord is granted in connection with any Transfer, no Transfer shall release Tenant from any obligation or liability hereunder; Tenant shall remain primarily liable to pay all rent and other sums due hereunder to Landlord and to perform all other obligations hereunder. Similarly, no Transfer, with or without the consent of Landlord, shall release any guarantor from its obligations under its guaranty. Except in connection with a Permitted Transfer, upon any assignment or sublease, any rights, options or opportunities granted to Tenant hereunder to extend or renew the Term, to shorten the Term, or to lease additional space shall be null and void.

16.02In the event Landlord consents to a Transfer, the Transfer will not be effective until Landlord receives a fully executed agreement regarding the Transfer, in a form and of substance reasonably acceptable to Landlord, any documents or information required by such agreement (including any estoppel certificate and any reasonable subordination agreement required by any lender of Landlord), an amount equal to all attorneys’ fees incurred by Landlord (regardless of whether such consent is granted and regardless of whether the Transfer is consummated) and other expenses of Landlord incurred in connection with the Transfer, and a Transfer fee in an amount determined by Landlord, such Transfer fee not to exceed $250.00 during the initial Term.

16.03Any consideration paid to Tenant for assignment of this Lease (other than in connection with a Permitted Transfer), less any reasonable brokerage commission paid by Tenant with respect to such assignment, shall be immediately paid to Landlord. In the event of a sublease of all or a portion of the Premises, 50% in excess, if any, of all rents payable by the subtenant over rents payable hereunder (allocated on a per square foot basis in the event of a partial sublease) shall be due and payable to Landlord within ten (10) business days after receipt by Tenant; provided, excess rental shall be calculated taking into account straight-line amortization, without interest, of any reasonable brokerage commission and actual out-of-pocket tenant allowances paid by Tenant in connection with the subject sublease transaction, and reasonable attorneys’ fees and costs incurred by Tenant in connection with the subject sublease transaction.

16.04Except in connection with a Permitted Transfer, Landlord may, within 30 days after submission of Tenant’s written request for Landlord’s consent to a Transfer, terminate this Lease (or, as to a partial subletting, terminate this Lease as to the portion of the Premises proposed to be sublet) as of the date the proposed Transfer was to be effective. If Landlord terminates this Lease as to only a portion of the Premises, then (a) this Lease shall cease as to such portion of the Premises, (b) Tenant shall pay to Landlord all Base Rent and other amounts accrued through the termination date relating to the portion of the Premises covered by the proposed Transfer, and (c) Tenant shall execute, upon request of Landlord, an amendment hereto setting forth matters related to such partial termination. Landlord may physically separate the recaptured portion of the Premises and lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant. Notwithstanding the above, Tenant, within 5 days after receipt of Landlord’s notice of intent to terminate, may withdraw its request for consent to the Transfer. In that event, Landlord’s election to terminate the Lease shall be null and void and of no force and effect.

16.05Upon the occurrence of a Default, if the Premises or any portion thereof are sublet, Landlord may, at its option and in addition and without prejudice to any other remedies herein provided or provided by Law, collect directly from the sublessee(s) all rentals becoming due Tenant and apply such rentals against other sums due hereunder to Landlord.

16.06A Transfer to a Permitted Transferee (defined below) in accordance with the following provisions of this Article 16 shall constitute a “Permitted Transfer” hereunder. A “Permitted Transferee” means any entity that (i) controls, is controlled by, or is under common control with Tenant, (ii) results from the transfer of all or substantially all of Tenant’s assets or stock, or (iii) results from the merger, consolidation or other reorganization of Tenant with another entity. “Control” means the direct or indirect ownership of more than 50% of the voting securities of an entity or possession of the right to vote more than 50% of the voting interest in the ordinary direction of the entity’s affairs. Notwithstanding anything to the contrary contained in this Lease, Landlord’s consent is not required for any assignment of this Lease or sublease of all or a portion of the Premises to a Permitted Transferee so long as the following conditions are met: (A) at least 20 days before any such assignment or sublease, Landlord receives written notice of such assignment or sublease (as well as any documents or information reasonably requested by Landlord regarding the proposed Transfer and the transferee); (B) Tenant is not in Default under this Lease; (C) if the Transfer is an assignment or any other Transfer to a Permitted Transferee other than a sublease, the intended tenant/assignee (if a different entity than the Tenant named herein) assumes in writing all of Tenant’s obligations under this Lease relating to the Premises in form reasonably satisfactory to Landlord or, if the Transfer is a sublease, the intended sublessee accepts the sublease in form satisfactory to Landlord; (D) the intended tenant/transferee has a tangible net worth, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied, at least equal to the Tenant’s net worth at the date of this Lease; (E) the Premises shall continue to be operated solely for the Permitted Use; and (F) Tenant shall pay to Landlord the fee set forth above for approving assignments and subleases and all costs reasonably incurred by Landlord or any Mortgagee (as defined in Article 25 of this Lease) for such assignment or subletting, including, without limitation, reasonable attorneys’ fees. No Transfer to a Permitted Transferee in accordance with this subparagraph shall relieve the Tenant named herein of any obligation under this Lease or alter the primary liability of Tenant named herein for the payment of rent or for the performance of any other obligation to be performed by Tenant, including the obligations of any guarantor.

17.Default.

Time is of the essence in the performance of all covenants of Tenant. A “Default” is defined as any of the following:
17.01Tenant fails to make, as and when due, any payment of Base Rent, Additional Rent, or any other monetary payment required to be made by Tenant herein, such failure continuing for 5 days after written notice of such failure, as to which time is of the essence, provided that Landlord shall not be required to provide such notice more than twice during the 12 month period commencing with the date of such notice. The third failure to pay any such amount as and when due during such 12-month period shall be a Default hereunder without notice. Such notice shall replace rather than supplement any required statutory notice.

17.02Landlord discovers that any representation or warranty made by Tenant or any guarantor was materially false when made or that any financial statement of Tenant or of any guarantor of this Lease given to Landlord was materially false, and to the extent curable, such inaccuracy is not cured within ten (10) days after Landlord’s delivery to Tenant of written notice of the same.

17.03Tenant makes any general arrangement or assignment for the benefit of creditors, becomes a “debtor” in a bankruptcy proceeding, is unable to pay its debts or obligations as they occur, or has an attachment, execution or other seizure of substantially all of its assets located at the Property or its interest in this Lease, or any guarantor becomes insolvent, becomes a “debtor” in a bankruptcy proceeding, fails to perform any obligation under its guaranty, or attempts to revoke its guaranty.

17.04Tenant fails to observe, perform or comply with any of the non-monetary terms, covenants, conditions, provisions or rules and regulations applicable to Tenant under this Lease other than as specified above in this Article 17; provided, if such failure (a) is not intentional on the part of Tenant, and (b) is, in the reasonable opinion of Landlord, a curable failure, then such failure shall not be a “Default” unless Tenant does not cure such failure within 30 days following written notice of such failure from Landlord. Notwithstanding the foregoing, if Tenant’s failure to comply cannot reasonably be cured within 10 business days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 30 days of the commencement of the failure and diligently pursues the cure to completion. The foregoing Tenant cure period shall in no event apply to any of the following: Tenant’s (i) failure to provide an estoppel certificate when and as required under Section 20 of this Lease; (ii) failure to maintain insurance required under Article 11 of the Lease; (iii) failure to vacate the Premises upon the expiration or earlier termination of the Lease; (iv) failure to comply with any obligation under the Lease pertaining to Hazardous Materials; (v) failure to provide a subordination agreement when and as required under Section 25 of this Lease; (vi) any other matter provided for in another subparagraph of this Article 17 for which another time limit is provided elsewhere in the Lease.

18.Remedies of Landlord.

18.01During the existence of a Default, Landlord may at its option, without waiver of Default nor any other right or remedy, perform any such duty or obligation on Tenant’s behalf. The costs and expenses of any such performance by Landlord will be immediately due and payable by Tenant upon receipt from Landlord of the reimbursement amount required.

18.02During the existence of a Default, with or without notice or demand, and without limiting any other of Landlord’s rights or remedies, Landlord may:

(a)
Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, an amount equal to all Costs of Reletting (defined below) plus an amount equal to any deficiency that may arise from the total rent that Tenant would have been required to pay for the remainder of the Term had the Lease remained in effect, discounted to present value at the Prime Rate (as defined herein) then in effect minus the rents actually received by Landlord, if any, in connection with reletting the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b)
Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any an amount equal to any deficiency arising from the total rent that Tenant would have been required to pay for the remainder of the Term, discounted to present value at the Prime Rate then in effect minus the rents actually received by Landlord, if any, in connection with reletting the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.

(c)	Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state wherein the Premises is located.

18.03In lieu of calculating damages under Section 18.02, Landlord may elect to receive as damages the sum of (i) all rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (ii) an amount equal to the total rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located.

18.04In addition to any damages Landlord has a right to recover under Sections 18.02 or 18.03, Landlord shall have the right to (a) reimbursement upon Landlord’s demand to Tenant for any free rent, deferred rent or other Lease execution inducement provided to Tenant for the execution of this Lease and any amendments thereto, and (b) any other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, (i) Landlord's cost of recovering possession of the Premises and removing, storing and disposing of any of Tenant's or other occupant's property left on the Premises after reentry and (ii) if Tenant is in Default of any of its non-monetary obligations under this Lease and Landlord exercises its right under Section 18.01 to perform such obligations, Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy conferred upon or reserved to Landlord in this Lease is intended to be exclusive of any right or remedy granted to Landlord by statute or common law, and each and every such right and remedy will be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

18.05If Landlord terminates Tenant’s right to possession or Tenant abandons the Premises in violation of the Lease, to the extent (but no further) Landlord is required by applicable Law to mitigate damages, or is required by applicable Law to use efforts to do so, Landlord shall use reasonable efforts to mitigate Landlord’s damages, and Tenant shall be entitled to submit proof of such failure to mitigate as a defense to Landlord’s claims for damages after any such termination of possession. With regard to the provisions of this Lease or the present or future Laws that require Landlord to mitigate or seek to mitigate its damages or to use efforts to re-let the Premises, its is acknowledged by Landlord and Tenant that the state of the law in Texas at the time this Lease is made is uncertain and in order to end all doubt as to what Landlord must and may do to (a) mitigate its damages, (2) seek to mitigate its damages, or (3) re-let or seek to re-let the Premises (hereinafter collectively called “Mitigate”), the following are procedures setting forth Landlord’s duty to Mitigate. If all of the procedures set forth below are followed by Landlord, Landlord shall be presumptively deemed to have discharged its duty to Mitigate:

(a)
In order to market the Premises in a suitable condition, Landlord shall be obligated to clean and repaint the Premises and, to the extent, but only to the extent, that Landlord is otherwise obligated to repair and restore the Premises under other provisions of this Lease, Landlord shall repair and restore the Premises. Except for the reasonable cost to clean and repaint the Premises, and except for the cost of repairs and restoration of the Premises that is required of Landlord under this Lease, Landlord shall not be required to spend any money to make the Premises ready for a replacement tenant.

(b)
Landlord shall be obligated to market the Premises in the same manner that Landlord markets, or has previously marketed, other premises for lease in the Building and other buildings in the same geographic area in which the Premises is located that Landlord owns or has previously owned (“Other Buildings”); provided, however, Landlord shall only be obligated to incur and pay costs and expenses to procure a replacement tenant that Landlord would ordinarily incur and pay in connection with leasing premises comparable to the Premises, including, without limitation, Landlord’s legal costs to prepare a new lease, and reasonable broker’s fees, and advertising costs.

(c)
All Costs of Reletting (regardless of the success of Landlord’s efforts with respect thereto), shall be repaid to Landlord in full, with interest, before any sums actually received from re-letting are applied to offset any rent due from Tenant to Landlord under this Lease. Tenant agrees that if Landlord re-lets all or any portion of the Premises, any rents received by Landlord under the new lease that exceed the rent due Landlord under this Lease for the same rent payment period for which those rents were paid, shall be applied to the Costs of Reletting and interest payable by Tenant to Landlord. Tenant shall not receive any credit for any excess amounts, but rather Landlord exclusively shall be entitled to the same. Tenant shall continue to be liable for all rent (whether accruing prior to, on or after the date of termination of this Lease or Tenant’s right of possession) and damages, except to the extent that Tenant receives any credit against unpaid rent under Section 18.02 or pleads and proves by clear and convincing evidence that Landlord fails to exercise commercially reasonable efforts to Mitigate to the extent required under this Section and that Landlord’s failure caused an avoidable and quantifiable increase in Landlord’s damages for unpaid rent.

(d)
Landlord shall not be required to accept any person or entity as a tenant (regardless of their operational abilities and credit rating) who is controlling, controlled by or under common control with Tenant or which proposes a change in the use of the Premises permitted under this Lease to a use which: (i) violates any prohibition on use in the Building; (ii) is incompatible with the nature and character of the Building; (iii) creates a parking demand or demand on Building equipment, facilities and systems in excess of the demand created by Tenant; or (iv) conflicts with any other existing tenant use in the Building, or with any use of any person or entity that is at that time a lease prospect of Landlord for other space in the Building.

(e)
Landlord shall not be required to show preference for the Premises over other available lease space, but rather shall let prospects determine which space is most appropriate for their respective needs.

(f)
Landlord shall not be required to relet the Premises to a tenant pursuant to any proposed lease (i) that is not approved by the holders of any liens or security interests in the Building, to the extent such approval is required; (ii) that would cause Landlord to be in default of, or to be unable to perform any of its covenants or obligations under, any agreements between Landlord and any third party; or (iii) that would vary the terms of Landlord’s standard lease form in any manner that is not reasonably acceptable to Landlord. Landlord shall not be required to re-let the Premises for a term longer than the term of this Lease, unless the rents for any period after the end of the term of this Lease are the then prevailing fair market rates; provided, however, that, during any period of re-letting during the term of this Lease, Landlord shall be required to re-let the Premises at a base rental rate that is, at a minimum, equal to the lesser of the prevailing fair market rates and the base rental provided under this Lease.

(g)
Before re-letting the Premises to any replacement tenant, Landlord may require the proposed replacement tenant to demonstrate the same financial capability that Landlord would require from any other lease prospect as a condition to leasing any other space in the Building.

(h)
Landlord may elect to re-let all or any marketable part of the Premises, and reletting of less than all of the Premises shall not be deemed to constitute an acceptance and surrender of the portion of the Premises not so re-let.

(i)
Landlord’s duty to Mitigate shall arise on the earlier of (i) the date that Tenant vacates the Premises and fails to pay rent beyond applicable notice and cure periods (ii) the date Tenant relinquishes any claim to possession of the Premises by written notice to Landlord and (iii) the date on which Landlord terminates Tenant’s right to possession of the Premises pursuant to Section 18.02.

18.06Tenant agrees that after and during a Default under this Lease, Landlord may enter the Premises under this provision by use of a master key, a duplicate key or any other means to the extent permitted by law and without breaching the peace and change, alter or modify the door locks or other security devices on all entry doors of the Premises thereby permanently excluding Tenant and the Tenant Entities from the Premises. In no event shall Landlord be liable to Tenant for damages in connection with any action or omission by Landlord in connection with Landlord’s exercise of its rights under this Section. Tenant agrees that this provision of the Lease will override and control any conflicting provisions of Sections 93.002 and 93.003 of the TEX. PROP. CODE, as well as any successor statute governing the right of a landlord to change the door locks of a commercial tenant.

18.07To secure the payment of all rent due and to become due hereunder and the faithful performance of all the other covenants of this Lease required by Tenant to be performed, Tenant hereby gives to Landlord an express contract lien on and security interest in all property, chattels, or merchandise which may be placed in the Premises and also upon all proceeds of any insurance which may accrue to Tenant by reason of damage to or destruction of any such property. All exemption laws are hereby waived by Tenant. This lien and security interest are given in addition to any Landlord's statutory lien(s) and shall be cumulative thereto. Tenant authorizes Landlord to execute and file Uniform Commercial Code financing statements relating to the aforesaid security interest. If a Default occurs, then Landlord will be entitled to exercise any or all rights and remedies under the Uniform Commercial Code, this Lease or by law and may sell any of the property described above at a public or private sale upon 10 days notice to Tenant, which notice Tenant stipulates is adequate and reasonable. Further, in no event shall any such landlord liens cover intellectual property, files, promissory notes, documents, contracts, instruments or records, and notwithstanding any eviction of Tenant pursuant to the terms of this Lease, Landlord will make such excluded property available to Tenant upon request; provided however, Landlord shall have the right to deem such excluded property as abandoned property after five (5) days’ written notice to Tenant at Tenant’s last known address. Notwithstanding the foregoing, Landlord agrees that, upon written request by Tenant, Landlord will subordinate its statutory and contractual landlord's liens to the liens and security interests securing institutional third party financing of Tenant, pursuant to a subordination agreement signed by Landlord, Tenant and such lenders on Landlord’s form.

19.Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively, “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If all or a material portion of the rentable area of the Premises are taken by Condemnation, Tenant may, at Tenant’s option, to be exercised in writing within 10 days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within 10 days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. Landlord shall also have the right to terminate this Lease if there is a taking by Condemnation of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. If neither party terminates this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Landlord, and Tenant hereby assigns any interest it has in such awards and/or payments to Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken or for severance damages; provided, however, that Tenant may, to the extent allowed by law, claim an award for moving expenses and for the taking of any of Tenant's property (other than its leasehold interest in the Premises) which does not, under the terms of this Lease, become the property of Landlord at the termination hereof, as long as such claim is separate and distinct from any claim of Landlord and does not diminish Landlord's award.

20.Estoppel Certificates; Financial Statements.

20.01    Tenant will execute and deliver to Landlord, within 10 business days after written request from Landlord, a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any default and the amount of rent that is due and payable. Any such estoppel certificate may be relied upon by Landlord and by any actual or prospective buyer or lender of the Property and any other third party designated by Landlord. If Tenant fails to execute and deliver such estoppel certificate within such 10 day period, such estoppel certificate shall be binding on Tenant as prepared.

20.02    Within 10 days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as Landlord reasonably requests regarding Tenant or any assignee, subtenant, or guarantor of Tenant. Tenant represents and warrants to Landlord that each financial statement is a true and accurate statement. Notwithstanding the foregoing, Landlord shall not request financial statements more than once in each consecutive 12 month period during the Term unless (i) Tenant is in Default of this Lease, (ii) Landlord reasonably believes that there has been an adverse change in Tenant's financial position since the last financial statement provided to Landlord, and/or (iii) requested (a) in connection with a proposed sale or transfer of the Building by Landlord, or (b) by an investor of Landlord, any Landlord Related Party or any lender or proposed lender of Landlord or any Landlord Related Party. Notwithstanding the foregoing, so long as Tenant is a publicly traded company on an “over-the-counter” market or any recognized national or international securities exchange, the foregoing shall not apply so long as Tenant’s current public annual report (in compliance with applicable securities laws) for such applicable year is available to Landlord in the public domain.

21.Notices. All communications and notices required under this Lease shall be in writing and shall be addressed to the respective address of the receiving party. All notices to Tenant shall be given by reputable overnight courier, U. S. mail (return receipt required, postage prepaid), or hand delivery, and shall be deemed received on the date of delivery (or attempted delivery) as evidenced by return receipt. Any notice to Tenant may also be given by posting at the Premises and shall be effective upon such posting. At any time during the Term, Landlord or Tenant may specify a different Notice Address (excluding post office boxes) by providing written notification to the other.

22.Holdover. If Tenant remains in possession of all or any part of the Premises with Landlord’s prior written consent after the expiration or termination of this Lease or of Tenant’s right to possession, such possession will constitute a month-to-month tenancy which may be terminated by either Landlord or Tenant upon 30 days written notice and will not constitute a renewal or extension of the Term. If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the greater of (a) Base Rent and Additional Rent due for the period immediately preceding the holdover, and (b) then-current fair market rent for the Premises as reasonably determined by Landlord. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all damages (including, without limitation, consequential, indirect and special) that Landlord suffers from the holdover.

23.Relocation of the Premises. Intentionally omitted.

24.Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE BUILDING, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE BUILDING IF THE BUILDING WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 80% OF THE VALUE OF THE BUILDING (CALCULATIONS OF EQUITY SHALL BE MADE AS OF THE INITIAL DATE TENANT NOTIFIES LANDLORD OF THE ACTUAL OR ALLEGED DEFAULT OR OTHER CLAIM). TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE BUILDING FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY OF LANDLORD’S TRUSTEES, MEMBERS, PRINCIPALS, BENEFICIARIES, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, MORTGAGEES (AS DEFINED IN ARTICLE 25 BELOW) OR OTHER SECURED PARTIES AND AGENTS (EACH A “LANDLORD RELATED PARTY”). NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND ANY MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES OR OTHER ENCUMBRANCES ON THE BUILDING, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

25.Subordination. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall, within ten (10) business days of request therefor, execute a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”) in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. As of the date of this Lease, the Property is not encumbered by a Mortgage. Notwithstanding the foregoing, as a condition precedent to the subordination of this Lease to a future Mortgage, Landlord shall be required to provide Tenant with an SNDA in favor of Tenant from the Mortgagee of such future Mortgage. Such SNDA shall provide that Tenant’s right to possession shall not be disturbed and the other terms of this Lease shall remain in full force and effect notwithstanding the subordination of this Lease to such Mortgage so long as Tenant is not in Default beyond applicable cure periods under this Lease and agrees to attorn to such Mortgagee or any successor under such Mortgage as provided above. Such SNDA shall be subject to such other terms and conditions as the Mortgagee may reasonably require. The reasonable and necessary out of pocket costs incurred by Landlord and any Mortgagee in obtaining such SNDA, including without limitation, attorneys’ fees, shall be borne by Tenant and shall be reimbursed within 10 business days after demand as Additional Rent.

26.Force Majeure. Neither Landlord nor Tenant will be deemed in breach or default of this Lease or have liability to the other, nor will Landlord or Tenant have any right to terminate this Lease, nor will Tenant have any right to abate rent or assert a claim of breach of any covenant of quiet enjoyment or partial or constructive eviction, because of Landlord’s or Tenant’s failure to perform any of their respective obligations under this Lease if the failure is due in part or in full to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond Landlord’s or Tenant’s reasonable control (as applicable “Force Majeure”), provided that no event of Force Majeure shall excuse or delay Tenant’s obligation to timely pay rent hereunder. If this Lease specifies a time period for performance of an obligation by Landlord or Tenant, that time period will be extended by the period of any delay in Landlord’s or Tenant’s performance caused by such Force Majeure events as described herein, provided that no event of Force Majeure shall extend the date that any rent is due by Tenant hereunder.

27.Miscellaneous Provisions.

27.01Whenever the context of this Lease requires, the word “person” shall include any entity, and the singular shall include the plural and the plural shall include the singular. If more than one person or entity is Tenant, the obligations of each such person or entity under this Lease will be joint and several. The terms, conditions and provisions of this Lease will apply to and bind the heirs, successors, executors, administrators and assigns of Landlord and Tenant. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity. Time is of the essence for the performance of each term, condition and covenant of this Lease.

27.02The captions and headings of this Lease are used for the purpose of convenience only. This Lease contains all of the agreements and conditions made between Landlord and Tenant and may not be modified in any manner other than by a written agreement signed by both Landlord and Tenant. Any statements, promises, agreements, warranties or representations, whether oral or written, not expressly contained herein will in no way bind Landlord and Tenant expressly waives all claims for damages by reason of any statements, promises, agreements, warranties or representations, if any, not contained in this Lease. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by a regional vice president or higher title of Landlord or of Landlord’s management company, and no custom or practice which may develop between the parties during the Term shall waive or diminish the Landlord’s right to enforce strict performance by Tenant of any terms of this Lease. Additionally, regardless of Landlord’s knowledge of a default at the time of such acceptance, the acceptance of rent or any other payment by Landlord will not constitute a waiver by Landlord of any default by Tenant. This Lease is governed and construed in accordance with the laws of the state in which the Premises are located, and venue of any legal action will be in the county where the Premises are located.

27.03This Lease has been fully reviewed by both parties and shall not be strictly or adversely construed against the drafter. If any provision contained herein is determined to be invalid, illegal or unenforceable in any respect, then (a) such provision shall be enforced to the fullest extent allowed, and (b) such invalidity, illegality, or unenforceability will not affect any other provision of this Lease.

27.04Except (a) as required under Articles 20 and/or 25 of this Lease, (b) as required by applicable law, (c) as reasonably required in connection with any securities filing by Tenant, or (d) in connection with any dispute, lawsuit or other proceeding relating to this Lease, Tenant hereby agrees not to disclose any terms of this Lease to any third-party other than to Tenant’s employees, officers, directors, contractors, attorneys, consultants, lenders, and investors (in each case whether current or prospective) (each a “Representative”) who agree to maintain the confidentiality of such terms in accordance with this Section 27.04, without the prior written consent of Landlord (which consent may be withheld in Landlord’s sole discretion). Tenant shall not record this Lease or any short form memorandum hereof. Tenant agrees to defend, indemnify and hold Landlord harmless from and against all claims, damages, liabilities and expenses, including reasonable attorneys' fees and expenses, arising out of any breach of Tenant’s obligations under this Section 27.04 (including a breach by a Representative).

27.05All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of this Lease.

27.06Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with this Lease, other than the person(s) listed in the Basic Lease Information. Landlord and Tenant each agree to indemnify the other against all costs, expenses, legal fees and other liability for commissions or other compensation claimed by any other broker or agent by reason of the act or agreement of the indemnifying party. The provisions of this Section 27.06 shall survive the expiration or earlier termination of this Lease.

27.07The grant of any consent or approval required from Landlord under this Lease shall be proved only by proof of a written document signed and delivered by Landlord expressly setting forth such consent or approval. Unless otherwise specified herein, any such consent or approval may be withheld in Landlord’s sole discretion. Notwithstanding any other provision of this Lease, the sole and exclusive remedy of Tenant for any alleged or actual improper withholding, delaying or conditioning of any consent or approval by Landlord shall be the right to specifically enforce any right of Tenant to require issuance of such consent or approval on conditions allowed by this Lease.

27.08Tenant agrees to abide by, keep and observe, and shall cause its employees, suppliers, shippers, customers, agents, contractors and invitees to so abide by, keep and observe, all Rules and Regulations set forth in Exhibit C (the “Rules and Regulations”) and all additional or amended rules and regulations as in Landlord’s judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and the Project and for the preservation of good order therein and of which Landlord provides written notice to Tenant. Landlord shall use its good faith efforts to apply and enforce the Rules and Regulations in a uniform, non-

discriminatory manner to and against all tenants at the Project, but will not be responsible to Tenant for any nonperformance by any other tenant, occupant or invitee of the Property of any said Rules and Regulations.

27.09Tenant will not place any signage on or about the Property, or on any part thereof, without the prior written consent of Landlord which shall not be unreasonably withheld, delayed or conditioned. Landlord consents to Tenant maintaining the signage at the Project existing on the date of this Lease to the extent permitted pursuant to the terms of the Existing Lease. All Tenant signage will comply with the terms and conditions of this Lease, the all applicable Laws, and sign criteria for the Building as promulgated by Landlord from time to time and the Rules and Regulations and/or other criteria which Landlord may reasonably establish from time to time.
27.10    If, on account of any Default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys’ fees and costs. If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

27.11    Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list. Landlord represents and warrants to Tenant that: (a) each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, and (b) upon execution by Landlord, this Lease will be binding upon Landlord.

27.12    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS LEASE.

27.13    Solely for the purpose of effectuating Tenant’s indemnification obligations under this Lease, and not for the benefit of any third parties (including but not limited to employees of Tenant), Tenant specifically and expressly waives any immunity that it may be granted under applicable federal, state or local Worker Compensation Acts, Disability Benefit Acts or other employee benefit acts. Furthermore, the indemnification obligations under this Lease shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable to or for any third party under Worker Compensation Acts, Disability Benefit Acts or other employee benefit acts. The parties acknowledge that the foregoing provisions of this Section have been specifically and mutually negotiated between the parties.

27.14    Landlord and any successor Landlord have the right to sell the Property or any portion of it, or to assign its interest in this Lease, at any time and from time to time. Upon the sale or any other conveyance by Landlord of the Property, or a portion thereof which includes the Premises, Landlord shall be released from all obligations and liability under this Lease arising out of any act, event, occurrence or omission occurring or existing after the date of such conveyance, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease.

28.Additional Provisions.

28.01    If the total Base Rent payable during the Term is less than $500,000.00 and Tenant is represented by counsel in connection with this Lease, then Tenant shall execute Exhibit E.
28.02.    Option To Renew.
(a)    Provided this Lease is in full force and effect and Tenant is not in Default under any of the other terms and conditions of this Lease at the time of notification or commencement, Tenant shall have one (1) option to renew (the “Renewal Option”) the Term of this Lease for a term of five (5) years (the “Renewal Term”), for the portion of the Premises being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions as set forth below:

(i)    If Tenant elects to exercise the Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is 365 days prior to the expiration of the initial Term of this Lease but no later than the date which is 180 days prior to the expiration of the initial Term of this Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Term of this Lease.

(ii)    During the Renewal Term, the Base Rent shall be the then prevailing market rental rate (including all market concessions such as tenant finish allowance, commissions and abated rent) for space of comparable size, quality and location as of the date the Renewal Option is exercised, taking into account the specific provisions of this Lease which will remain constant. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of the then prevailing market rental rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Article 2 of this Lease. Landlord shall advise Tenant of the new Base Rent for the Premises no later than 30 days after receipt of Tenant's written request therefor. Said request shall be made no earlier than 30 days prior to the first date on which Tenant may exercise its Renewal Option under this Section 28.02.

(b)    If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms as provided above. Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same. Tenant’s failure to return a fully executed Renewal Amendment to Landlord within such period shall be deemed a termination by Tenant of its Renewal Option and Tenant shall have no further right to extend the Term of this Lease, but such failure shall not be a default by Tenant under this Lease.

(c)    Except in connection with a Permitted Transfer, the Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the Renewal Option shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the Renewal Option. If the Renewal Option is validly exercised or if Tenant fails to validly exercise the Renewal Option, Tenant shall have no further right to extend the Term of this Lease.

28.03    Termination of Existing Lease.  Landlord and Tenant acknowledge and agree that Landlord and Tenant are parties to that certain Lease Agreement dated as of October 19, 2001 (as amended, the “Existing Lease”).  The parties hereto acknowledge and agree that, notwithstanding any provision to the contrary set forth in the Existing Lease, the Existing Lease is currently in full force and effect, has continued in full force and effect without interruption since the date Tenant initially took occupancy of the Premises under the Existing Lease and that Tenant currently occupies the Premises pursuant to the terms thereof.  In addition, notwithstanding to the contrary contained in the Existing Lease, effective as of 11:59 p.m. (Central Time) on the date immediately preceding the Lease Commencement Date (the “Existing Lease Termination Date”) the Existing Lease shall be terminated and of no further force or effect and Landlord and Tenant’s rights and obligations with respect to the Premises arising or accruing thereafter shall be as set forth in this Lease; provided, however, that Landlord and Tenant shall remain liable under the terms of the Existing Lease with respect to (i) any obligations which specifically survive the term of the Existing Lease and (ii) for the performance of all of their respective obligations under the Existing Lease accruing prior to the Existing Lease Termination Date, including, without limitation, with respect to any liability arising on or before such date related to Tenant’s use, occupancy or control of the Premises during the term of the Existing Lease (including, without limitation, with respect to hazardous materials brought onto or about the Premises or permitted or suffered to be brought onto or about the Premises by Tenant or anyone for whom Tenant may be liable and Tenant’s obligation to pay Landlord any amounts due under the Existing Lease).

28.04.    Right of First Refusal. Tenant (but not any assignee, other than a Permitted Transferee, or subtenant) shall have a one time right of first refusal to lease that certain space known as Suite 100 of the McNeil 3 Building containing approximately 14,475 rentable square feet (the “Right of First Refusal Space”). In the event a prospective tenant desires to lease the Right of First Refusal Space, or any portion thereof, from Landlord, Landlord shall notify Tenant thereof in the manner provided herein for notice, whereupon Tenant shall have ten (10) days after receipt of such notice to elect-under the same terms and conditions as Landlord was prepared to agree with the prospective tenant-to exercise Tenant’s right of first refusal. In the event Tenant fails to give Landlord written notice of Tenant’s election to lease the Right of First Refusal Space on the terms set forth above within said ten (10) day period, Tenant shall have no further right, title or interest in the Right of First Refusal Space and this right of first refusal shall be of no further force and effect.

28.05.    Quiet Enjoyment. So long as Tenant pays all amounts due hereunder and performs all other covenants and agreements herein set forth and is not in Default (beyond applicable notice and cure periods) hereunder, then Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term hereof without hindrance or molestation from Landlord or anyone claiming by through or under Landlord, subject to the terms and provisions of this Lease.

[SIGNATURE PAGE TO FOLLOW]

Submission of this Lease for examination and signature by Tenant is not an offer to lease and does not create a reservation or option to lease. This Lease will become effective and binding only upon full execution and delivery by both Tenant and Landlord. THIS LEASE, WHETHER OR NOT EXECUTED BY TENANT, IS SUBJECT TO ACCEPTANCE BY LANDLORD, ACTING BY ITSELF OR BY ITS AGENT BY THE SIGNATURE ON THIS LEASE OF ITS SENIOR VICE PRESIDENT, ASSISTANT VICE PRESIDENT OR REGIONAL MANAGER AND DELIVERY OF AN ORIGINAL OF SUCH SIGNATURE TO TENANT.
Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

PS Business Parks, L.P., a California limited partnership

	By:	PS Business Parks, Inc., a California corporation
	Its:	General partner

By:
	Name:	David Vicars
	Title:	Divisional Vice President

TENANT:

Luminex Corporation, a Delaware corporation

By:
	Name:	Harriss Currie
	Title:	CFO

Tax ID Number (SSN or FEIN):

74-2747608

EXHIBIT A-1
PREMISES

This Exhibit is attached to and made a part of the Lease by and between PS Business Parks, L.P., a California limited partnership (“Landlord”) and Luminex Corporation, a Delaware corporation (“Tenant”) for space in the Building located at 12201, 12112, 12212, 12100 Technology Blvd., Austin, TX 78727.

EXHIBIT A-2
BUILDING, PROJECT AND PROPERTY

This Exhibit is attached to and made a part of the Lease by and between PS Business Parks, L.P., a California limited partnership (“Landlord”) and Luminex Corporation, a Delaware corporation (“Tenant”) for space in the Building located at 12201, 12112, 12212, 12100 Technology Blvd., Austin, TX 78727.

LEGAL DESCRIPTIONS
TRACT II - McNeil 4 and 5
Lot 10, Amended McNeil Road Commercial Subdivision Section Two, Lots 3 and 10, a subdivision in Travis County, Texas, according to the map or plat recorded in Volume 84, Page 55B, of the Plat Records of Travis County, Texas, and Cabinet F, Slide 44, Plat Records of Williamson County, Texas.
TRACT III - McNeil 3
Lot 4, McNeil Road Commercial Subdivision Section Two, according to the map or plat recorded in Volume 79, Page 5-8, of the Plat Records of Travis County, Texas, and Cabinet D, Slide 264, Plat Records of Williamson County, Texas.

McNeil 6

Lots 3 and 10, McNeil Road Commercial Subdivision, Travis County, TX

EXHIBIT B
TENANT IMPROVEMENTS

This Exhibit is attached to and made a part of the Lease by and between PS Business Parks, L.P., a California limited partnership (“Landlord”) and Luminex Corporation, a Delaware corporation (“Tenant”) for space in the Building located at 12201, 12112, 12212, 12100 Technology Blvd., Austin, TX 78727. Capitalized terms not otherwise defined in this Exhibit B shall have the meaning given to such terms in the Lease of which this Exhibit B is a part.
1.    Tenant, following the delivery the full and final execution and delivery of the Lease to which this Exhibit B is attached shall have the right to perform alterations and improvements in the Premises (the “Tenant Improvements”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Tenant Improvements in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 9 of the Lease, including, without limitation, approval by Landlord of the final plans for the Tenant Improvements and the contractors to be retained by Tenant to perform such Tenant Improvements. So long as Tenant’s written request for consent of the Tenant Improvements contains the following statement in large, bold and capped font “PURSUANT TO EXHIBIT B OF THE LEASE, IF LANDLORD CONSENTS TO THE TENANT IMPROVEMENTS, LANDLORD SHALL NOTIFY TENANT IN WRITING WHETHER OR NOT LANDLORD WILL REQUIRE SUCH IMPROVEMENTS TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE.”, at the time Landlord gives its consent for the Tenant Improvements, if it so does, Tenant shall also be notified whether or not Landlord will require that such Tenant Improvements be removed upon the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, at the expiration or earlier termination of this Lease and otherwise in accordance with the terms and conditions of this Lease, Tenant shall be required to remove all Tenant Improvements made to the Premises except for any such Tenant Improvements which Landlord expressly indicates or is deemed to have indicated shall not be required to be removed from the Premises by Tenant. If Tenant’s written notice strictly complies with the foregoing and if Landlord fails to so notify Tenant whether Tenant shall be required to remove the subject Tenant Improvements at the expiration or earlier termination of this Lease, Landlord shall be deemed not to require the removal of (and Tenant shall not be obligated to remove) the subject Tenant Improvements. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Tenant Improvements shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the Tenant Improvements shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Tenant Improvements, (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. Notwithstanding the foregoing, Landlord approves in advance the following contractors and architects to perform work with respect to the Tenant Improvements: (i) Balfour Beatty (general contractor); (ii) Studio 8 (architect); (iii) Bay & Associates (MEP); and (iv) Beckett Electrical (electrical).
2.    Provided Tenant is not in Default under the terms of the Lease, Landlord agrees to contribute the sum of $486,351.00 (the “Tenant Improvement Allowance”) toward the cost of performing the Tenant Improvements. The Tenant Improvement Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Tenant Improvements and for hard costs in connection with the Tenant Improvements. The Tenant Improvement Allowance, less a 10% retainage (which retainage shall be payable as part of the final Tenant Improvements, in periodic disbursements within 30 days after receipt of the following documentation: (a) an application for payment and sworn statement of the contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (b) a certification from an AIA architect substantially in the form of the Architect's Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (c) contractor's, subcontractor's and material supplier's final waivers of liens which shall cover all Tenant Improvements for which disbursement is being requested and all other statements and forms required for compliance with the mechanics' lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord's Mortgagee may reasonably require; (e) a cost breakdown for each trade or subcontractor performing the Tenant Improvements; (d) plans and specifications for the Tenant Improvements, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises; (f) copies of all construction contracts for the Tenant Improvements, together with copies of all change orders, if any; and (g) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Tenant Improvements. Upon completion of the Tenant Improvements, and prior to final disbursement of the Tenant Improvement Allowance, Tenant shall furnish Landlord with: (i) general contractor and architect’s completion affidavits; (ii) full and final waivers of lien; (iii) receipted bills covering all labor and materials expended and used; (iv) as-built plans of the Tenant Improvements; and (v) the certification of Tenant and its architect that the Tenant Improvements have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable Laws. In no event shall Landlord be required to disburse the Tenant Improvement Allowance more than one time per month. If the Tenant Improvements exceed the Tenant Improvement Allowance, Tenant shall be entitled to the Tenant Improvement Allowance in accordance with the terms hereof, but each individual disbursement of the Tenant Improvement Allowance shall be disbursed in the proportion that the Tenant Improvement Allowance bears to the total cost for the Tenant Improvements, less the 10% retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Tenant Improvement Allowance during the continuance of an uncured Default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such Default is cured.

3.    In no event shall the Tenant Improvement Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If Tenant does not submit a request for payment of the entire Tenant Improvement Allowance to Landlord in accordance with the provisions contained in this Exhibit B by November 30, 2015, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Improvements and/or Tenant Improvement Allowance. Notwithstanding the above, Tenant shall not be allowed to make a submission for disbursement of any portion of the Tenant Improvement Allowance prior to January 31, 2015.

4.    Without limiting the “as-is” provisions of the Lease, Tenant accepts the Premises in its “as-is” condition (subject only to Landlord’s express obligations set forth in the Lease) and acknowledges that Landlord has no obligation to make any changes or improvements to the Premises or, except as provided above with respect to the Tenant Improvement Allowance, to pay any costs expended or to be expended in connection with any such changes or improvements in the Premises.

5.    This Exhibit B shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease. Tenant shall not perform any work in the Premises (including, without limitation, cabling, wiring, fixturization, painting, carpeting, replacements or repairs) except in accordance with Article 9 of the Lease.

EXHIBIT C
RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Lease by and between PS Business Parks, L.P., a California limited partnership (“Landlord”) and Luminex Corporation, a Delaware corporation (“Tenant”) for space in the Building located at 12201, 12112, 12212, 12100 Technology Blvd., Austin, TX 78727.

Tenant agrees to abide by the following Rules and Regulations and any additional rules and regulations which are adopted pursuant to Section 27.08 of the Lease.

1.
Driveways, sidewalks, halls, passages, exits, entrances, elevators, escalators and stairways shall not be obstructed by tenants or used by tenants for any purpose other than for ingress to and egress from their respective premises. The driveways, sidewalks, halls, passages, exits, entrances, elevators and stairways are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building, the Property and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of such tenant’s business unless such persons are engaged in illegal activities. No tenant, and no employees or invitees of any tenant, shall go upon the roof of any Building, except as authorized by Landlord.

2.
No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Landlord shall have the right to remove any such sign, placard, banner, picture, name, advertisement, or notice without notice to and at the expense of Tenant, which were installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person or vendor approved by Landlord and shall be removed by Tenant at the time of vacancy at Tenant’s expense. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval.

3.
The directory of the Building or Property, if any, will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to charge for the use thereof and to exclude any other names therefrom.

4.
No curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations shall be attached to, hung or placed in, or used in connection with, any window or door on the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. In any event with the prior written consent of Landlord, all such items shall be installed inboard of Landlord’s standard window covering and shall in no way be visible from the exterior of the Building. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent or of a quality, type, design, and bulb color approved by Landlord. No articles shall be placed or kept on the window sills so as to be visible from the exterior of the Building. No articles shall be placed against glass partitions or doors which Landlord considers unsightly from outside Tenant’s Premises.

5.
Each tenant shall be responsible for all persons for whom it allows to enter the Building or the Property and shall be liable to Landlord for all acts of such persons. Landlord and its agents shall not be liable for damages for any error concerning the admission to, or exclusion from, the Building or the Property of any person. During the continuance of any invasion, mob, riot, public excitement or other circumstance rendering such action advisable in Landlord’s opinion, Landlord reserves the right (but shall not be obligated) to prevent access to the Building and the Property during the continuance of that event by any means it considers appropriate for the safety of tenants and protection of the Building, property in the Building and the Property.

6.
Tenant shall not alter any lock or access device or install a new or additional lock or access device or bolt on any door of its Premises, without the prior written consent of Landlord. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with a key for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys for all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

7.
The restrooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown into them. The expense of any breakage, stoppage, or damage resulting from violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused the breakage, stoppage, or damage.

8.
Tenant shall not use or keep in or on the Premises, the Building or the Property any kerosene, gasoline, or inflammable or combustible fluid or material except in strict accordance with the terms of the Lease.

9.
Except with the prior written consent of Landlord, Tenant shall not sell, or permit the sale, at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise in or on the Premises, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from the Premises for the service or accommodation of occupants of any other portion of the Building, or the business of a public barber shop, beauty parlor, nor shall the Premises be used for any illegal, improper, immoral or objectionable purpose, or any business or activity other than that specifically provided for in such Tenant’s Lease. Tenant shall not accept hairstyling, barbering, shoeshine, nail, massage or similar services in the Premises or common areas except as authorized by Landlord.

10.
If Tenant requires telegraphic, telephonic, telecommunications, data processing, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation. The cost of purchasing, installation and maintenance of such services shall be borne solely by Tenant. Landlord will direct electricians as to where and how telephone, telegraph and electrical wires are to be introduced or installed. No boring or cutting for wires will be allowed without the prior written consent of Landlord. The location of burglar alarms, telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord.

11.
Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or any other device on the exterior walls or the roof of the Building, without Landlord’s consent. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building, the Property or elsewhere.

12.
Tenant shall not lay linoleum, tile, carpet or any other floor covering so that the same shall be affixed to the floor of its Premises in any manner except as approved in writing by Landlord. Tenant shall not place a load upon any floor of its Premises which exceeds the load per square foot which such floor was designed to carry or which is allowed by law.

13.
Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees. Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

14.
Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent.

15.
Each tenant shall store all its trash and garbage within the interior of the Premises or as otherwise directed by Landlord from time to time. Tenant shall not place in the trash boxes or receptacles any personal trash or any material that may not or cannot be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city, without violation of any law or ordinance governing such disposal.

16.
Canvassing, soliciting, distribution of handbills or any other written material and peddling in the Building and the Property are prohibited and each tenant shall cooperate to prevent the same. No tenant shall make room‑to‑room solicitation of business from other tenants in the Building or the Property, without the written consent of Landlord.

17.
Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and address of the Building and the Property. Without the prior written consent of Landlord, Tenant shall not use the name of the Building, Project or the Property or any photograph or other likeness of the Building, Project or the Property in connection with, or in promoting or advertising, Tenant’s business except that Tenant may include the Building’s, Project’s or Property’s name in Tenant’s address.

18.
Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by any governmental agency. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

19.
No Tenant is allowed to unload, unpack, pack or in any way manipulate any products, materials or goods in the common areas of the Property including the parking and driveway areas of the Property. All products, goods and materials must be manipulated, handled, kept, and stored within the Tenant’s Premises and not in any exterior areas, including, but not limited to, exterior dock platforms, against the exterior of the Building, parking areas and driveway areas of the Property. Tenant also agrees to keep the exterior of the Premises clean and free of nails, wood, pallets, packing materials, barrels and any other debris produced from their operation. All products, materials and goods are to enter and exit the Premises by being loaded or unloaded through dock high doors into trucks and or trailers, over dock high loading platforms into trucks and or trailers or loaded or unloaded into trucks and or trailers within the Premises through grade level door access. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

20.
Smoking of any kind is strictly prohibited, at all times, at any location on the Property, except in the designated smoking area which is located at the OUTSIDE PERIMETER OF THE BUILDING ONLY. Landlord may relocate the designated smoking area at its sole discretion, at any time during the Term of this Lease.

Tenant shall be responsible for the observance of all of the foregoing Rules and Regulations and the Parking Rules and Regulations set forth below by Tenant’s employees, agents, clients, customers, invitees and guests. These Rules and Regulations are in addition to, and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Property. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all tenants of the Building.

PARKING RULES AND REGULATIONS

1.	Cars must be parked entirely within painted stall lines.

2.	All directional signs and arrows must be observed.

3.	All posted speed limits for the parking areas shall be observed. If no speed limit is posted for an area, the speed limit shall be five (5) miles per hour.

4.	Parking is prohibited:

(a) in areas not striped for parking;

(b) in aisles;

(c) where “no parking” signs are posted;

(d) on ramps;

(e) in cross hatched areas; and

(f) in such other areas as may be designated by Landlord.

5.	Handicap and visitor stalls shall be used only by handicapped persons or visitors, as applicable.

6.
Parking stickers or any other device or form of identification supplied by Landlord from time to time (if any) shall remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device may not be obliterated. Devices are not transferable and any device in possession of any unauthorized holder will be void. There will be a replacement charge payable by the parker and such parker’s appropriate tenant equal to the amount posted from time to time by Landlord for loss of any magnetic parking card or any parking sticker.

7.	Every parker is required to park and lock his or her own car. All responsibility for damage to cars or persons is assumed by the parker.

8.
Loss or theft of parking identification devices must be reported to Landlord, and a report of such loss or theft must be filed by the parker at that time. Any parking identification devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by the parker must be reported to Landlord immediately to avoid confusion.

9.
Parking spaces are for the express purpose of parking one automobile per space. Washing, waxing, cleaning, or servicing of any vehicle by the parker and/or such person’s agents is prohibited. The parking areas shall not be used for overnight or other storage for vehicles of any type.

10.
Landlord reserves the right to refuse the issuance of parking identification or access devices to any tenant and/or such tenant’s employees, agents, visitors or representatives who willfully refuse to comply with the Parking Rules and Regulations and/or all applicable governmental ordinances, laws, or agreements.

11.	Tenant shall acquaint its employees, agents, visitors or representatives with the Parking Rules and Regulations, as they may be in effect from time to time.

12.	Intentionally omitted.

13.	Intentionally omitted.

14.
Except as provided above, no trucks, truck tractors, trailers or fifth wheel are allowed to be parked anywhere at any time within the Property other than in Tenant’s own truck dock well. Vehicles in violation of the above shall be subject to tow‑away, at vehicle owner’s expense. Vehicles parked in public parking areas will be no larger than full-sized passenger automobiles or standard pick-up trucks. Landlord reserves the right, without notice to Tenant, to tow away at Tenant’s sole cost and expense any vehicles parked in any parking area for any continuous period of 24 hours or more, or earlier if Landlord, in its sole discretion, determines such parking to be a hazard or inconvenience to other tenants or Landlord, or violates any rules or regulations or posted notices related to parking. Landlord shall not be responsible for enforcing Tenant’s parking rights against third parties. From time to time, Landlord reserves the right, upon written notice to Tenant, to change the location, the availability and nature of parking spaces, establish reasonable time limits on parking, and, on an equitable basis, to assign specific spaces with or without charge to Tenant as Additional Rent.

15.	Tenant shall at all times comply with all applicable Laws (as defined in the Lease) respecting the use of the parking facility serving the Building.

16.
EXCEPT AS PROVIDED IN ARTICLE 12 OF THE LEASE, LANDLORD SHALL NOT BE LIABLE FOR ANY LOSS, INJURY OR DAMAGE TO PERSONS USING THE PARKING FACILITY OR AUTOMOBILES OR OTHER PROPERTY THEREIN, IT BEING AGREED THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, THE USE OF THE SPACES SHALL BE AT THE SOLE RISK OF TENANT AND ITS EMPLOYEES.

17.	Intentionally omitted.

18.
If Tenant, or any Tenant Entity, defaults with respect to the same term or condition under these Parking Rules and Regulations more than 3 times during any 12 month period, and Landlord notifies Tenant thereof promptly after each such default, the next default of such term or condition during the succeeding 12 month period, shall, at Landlord's election, constitute an incurable default and Landlord shall have the right to fine Tenant two hundred fifty dollars ($250.00) for each subsequent violation of these Parking Rules and Regulations and such fines shall be payable by Tenant hereunder as Additional Rent. Such fining rights shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity, or provided under the Lease (all of which rights and remedies under the Lease are hereby incorporated herein, as though fully set forth); provided however, notwithstanding anything in this Lease to the contrary, Landlord shall not have the right to terminate this Lease solely as the result of a default under these Parking Rules and Regulations. Subject to the limitations set forth in this Section 18, any default by Tenant under these Parking Rules and Regulations shall be a default under the Lease.

EXHIBIT D
OPERATING EXPENSES

This Exhibit is attached to and made a part of the Lease by and between PS Business Parks, L.P., a California limited partnership (“Landlord”) and Luminex Corporation, a Delaware corporation (“Tenant”) for space in the Building located at 12201, 12112, 12212, 12100 Technology Blvd., Austin, TX 78727.

1.Operating Expenses. Tenant shall pay Tenant’s Proportionate Share of the total amount of Operating Expenses (defined below) for each calendar year during the Term. Tenant’s Proportionate Share for each Building and Project is set forth in the Basic Lease Information.

1.01“Operating Expenses” as used in the Lease shall include all costs and expenses related to the ownership, management, operation, maintenance, replacement, improvement and repair of the Premises, Building, Project and/or Property, or any part thereof, incurred by Landlord including but not limited to: (a) Property supplies, materials, labor, equipment, and tools; (b) Utility and Service Costs (as further described in Section 1.03 below), security, janitorial, trash removal, and all applicable service and maintenance agreements; (c) Property related legal, accounting, and consulting fees, costs and expenses, including but not limited to the cost of contests of Real Property Taxes (as further described in Section 1.02 below); (d) Insurance Premiums for all policies deemed necessary by Landlord and/or its lenders, and all deductible amounts under such policies (as further described in Section 1.04 below); (e) costs and expenses of operating, maintaining, and repairing the Property, including but not limited to all interior areas and also driving, parking, loading, and other paved or unpaved areas (including but not limited to, resurfacing and striping and any snow and ice removal Landlord elects to conduct), landscaped areas (including but not limited to, tree trimming), building exteriors (including but not limited to, painting and roof work), signs and directories, and lighting; (f) the costs of any capital improvements and replacements (excluding New HVAC Units) which are for the principal purpose of (i) reducing Operating Expenses, (ii) complying with Laws, rules, regulations, codes or ordinances of any federal, state, municipal, local or other governmental authority enacted after the commencement date of the Existing Lease, or (iii) for health or safety purposes; such costs (together with reasonable interest and financing charges, and installation and related costs) to be amortized based upon an amortization schedule selected by Landlord in its reasonable discretion and consistent with GAAP; (g) compensation (including but not limited to, any payroll taxes, worker’s compensation for employees, and customary employee benefits) of all persons, including independent contractors, who perform duties, or render services on behalf of, or in connection with the Property, or any part thereof, including but not limited to, Property operations, maintenance, repair, and rehabilitation; (h) Property management fees that are in no event greater than 3.5% of gross rents, (i) the cost of providing space used by the Property manager; and (j) Real Property Taxes.

Operating Expenses shall exclude the following: (i) Any ground lease rental; (ii) Costs of capital improvements, except as expressly permitted above; (iii) Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement excluded in clause (ii) above; (iv) Costs incurred by Landlord for the maintenance of, or the repair of damage to, the Building and/or Property, to the extent that Landlord is reimbursed by insurance proceeds or warranties or directly by tenants; (v) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant or other occupant improvements made for tenants or other occupants in the Building and/or the Property or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for or the premises of other tenants or other occupants of the Building; (vi) Marketing costs, including leasing commissions, attorneys’ fees in connection with the negotiation and preparation or enforcement of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building or the Property; (vii) Costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Building; (viii) Except to the extent included in Operating Expenses as provided herein, interest, principal, points and fees on debt or amortization payments on any mortgage or deed of trust or any other debt instrument encumbering the Building or Property or the land on which the Building is situated; (ix) Except for making repairs or keeping permanent systems in operation while repairs are being made, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature; (x) Advertising and promotional expenditures (except for retail property promotions); (xi) Costs incurred in connection with upgrading the Building or Property to comply with disability, life, fire and safety codes in effect prior to the issuance of the temporary certificate of occupancy for the Building; (xii) Interest, fines or penalties incurred as a result of Landlord’s failure to make payments when due unless such failure is commercially reasonable under the circumstances; (xiii) Costs arising from Landlord’s charitable or political contributions; (xiv) The depreciation of the Building and other real property structures on the Property; (xv) Landlord’s general corporate overhead and general administrative expenses not related to the operation of the Building; (xvi) Any bad debt loss, rent loss or reserves for bad debts or rent loss, or reserves for equipment or capital replacement.

Notwithstanding the foregoing, for purposes of computing Tenant's Proportionate Share of Operating Expenses, the Controllable Expenses (hereinafter defined) shall not increase by more than five percent (5%) per calendar year on a compounding and cumulative basis over the course of the initial Term. In other words, Controllable Expenses for the second Lease year of the initial Term shall not exceed one hundred five percent (105%) of the Controllable Expenses for the first Lease year of the initial Term. Controllable Expenses for the third Lease year of the initial Term shall not exceed one hundred five percent (105%) of the limit on Controllable Expenses for the second Lease year of the initial Term, etc. By way of illustration, if Controllable Expenses were $10.00 per rentable square foot for the first Lease year of the initial Term, then Controllable Expenses for the second Lease year shall not exceed $10.50 per rentable square foot, and Controllable Expenses for the third Lease year shall not exceed $11.03 per rentable square foot (whether or not actual Controllable Expenses were less than, equaled or exceeded the limit on Controllable Expenses the prior year). "Controllable Expenses" shall mean all Operating Expenses exclusive of the cost of insurance, utilities, taxes, capital improvements, and the cost of snow removal, refuse removal, costs associated with hurricane and/or other natural disasters clean up, and lawn maintenance.
1.02“Real Property Taxes” shall include any fee, license fee, tax, levy, charge, or assessment (hereinafter individually and/or collectively referred to as “Tax”) imposed by any authority having the direct or indirect power to tax and where such Tax is imposed against the Property, or any part thereof, or Landlord in connection with its ownership or operation of the Property, including but not limited to: (a) any Tax on rent or Tax against Landlord’s business of leasing the Property (including the Texas margin taxes); (b) any Tax by any authority for services or maintenance provided to the Property, or any part thereof, including but not limited to, fire protection, streets, sidewalks, and utilities; (c) any Tax on real estate or personal property levied with respect to the Property, or any part thereof, and any fixtures and equipment and other property used in connection with the Property; (d) any Tax based upon a reassessment of the Property due to a change in ownership or transfer of all or part of Landlord’s interest in the Property; and, (e) any Tax replacing, substituting for, or in addition to any Tax previously included in this definition. Real Property Taxes do not include Landlord’s federal or state net income or franchise taxes (except for the Texas margin taxes). TENANT WAIVES ALL RIGHTS PURSUANT TO ALL LAWS TO PROTEST APPRAISED VALUES OR RECEIVE NOTICE OF REAPPRAISAL REGARDING THE BUILDING OR OTHER PROPERTY OF LANDLORD.

1.03“Utility and Service Costs” shall include all Landlord incurred utility and service costs and expenses including but not limited to costs related to water and plumbing, electricity, gas, lighting, steam, sewer, waste disposal, and HVAC, and all costs related to plumbing, mechanical, electrical, elevator, HVAC, and other systems.

1.04“Insurance Premiums” shall include all insurance premiums for all insurance policies maintained by Landlord from time to time related to the Property.

1.05Throughout the Term, Tenant will pay as Additional Rent its Proportionate Share (of the Project, Property and/or Building, as designated from time to time by Landlord) of Operating Expenses which will be equal to each calendar year’s total Operating Expenses multiplied by Tenant’s Proportionate Share. Estimated payments shall be made monthly on or before the first day of each calendar month each in the amount of Landlord’s then current estimate as outlined below. Tenant’s Proportionate Share will be prorated for partial months. All Operating Expenses that vary with occupancy will be adjusted, at the election of Landlord, to reflect 95% occupancy during any calendar year in which the Project is not fully occupied.

1.06Tenant’s Proportionate Share of Operating Expenses shall be determined and paid as follows:

(a)
Tenant’s Operating Expense estimates: As soon as is practical following the end of each calendar year, Landlord will provide Tenant with a determination of: (a) Tenant’s annual share of estimated Operating Expenses for the then current calendar year; (b) Tenant’s monthly Operating Expense estimate for the then current year; and, (c) Tenant’s retroactive estimate correction billing (for the period of January 1st through the date immediately prior to the commencement date of Tenant’s new monthly Operating Expense estimate) for the difference between Tenant’s new and previously billed monthly Operating Expense estimates for the then current year.

(b)
Tenant’s Proportionate Share of actual annual Operating Expenses: Each year, Landlord will provide Tenant with a determination reflecting the total Operating Expenses for the previous calendar year. If the total of Tenant’s Operating Expense estimates billed for the previous calendar year are less than Tenant’s Proportionate Share of the actual Operating Expenses, the determination will indicate the payment amount and date due, but in no event earlier than thirty (30) days from invoice. If Tenant has paid more than its Proportionate Share of Operating Expenses for the preceding calendar year, Landlord will credit the overpayment toward Tenant’s future Operating Expense obligations. Monthly Operating Expense estimates are due on the 1st of each month and shall commence in the month specified by Landlord. Tenant’s retroactive estimate correction, and actual annual Operating Expense charges, if any, shall be due, in full, on the date(s) specified by Landlord, but in no event earlier than thirty (30) days from invoice.
2.Tenant shall pay each Operating Expense in accordance with Tenant’s Proportionate Share of the subject Building or Tenant’s Proportionate Share of the Project or the Property, whichever is designated by Landlord. Landlord and Tenant agree that each provision of the Lease for determining charges, amounts and additional rent payments by Tenant (including without limitation, this section) is commercially reasonable, and as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 (Assessment of Charges) of the Texas Property Code, as such section now exists or as it may be hereafter amended or succeeded.

3.Tenant, within 60 days after receiving Landlord’s determination of Operating Expenses, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Operating Expenses (excluding Real Property Tax) for the calendar year to which the statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state where the Property is located. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 90 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Operating Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 90-day period or fails to provide Landlord with a Review Notice within the 60-day period described above, Tenant shall be deemed to have approved Landlord’s determination of Operating Expenses and shall be barred from raising any claims regarding Operating Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Operating Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Tenant’s Proportionate Share of Operating Expenses in the amount of the overpayment by Tenant, or if no further installments of Rent or Tenant’s Proportionate Share of Operating Expenses are due, pay to Tenant the amount of the overpayment in good funds. Likewise, if Landlord and Tenant determine that Operating Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Expenses unless Tenant has paid and continues to pay all rent when due.

EXHIBIT E

DTPA PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between PS Business Parks, L.P., a California limited partnership (“Landlord”) and Luminex Corporation, a Delaware corporation (“Tenant”) for space in the Building located at 12201, 12112, 1221, 12100 Technology Blvd., Austin, TX 78727.

Intentionally deleted